Exhibit 10.1

Execution Version

Published CUSIP Numbers
Deal:	86164DAC6
Revolving Commitment:	86164DAD4

$900,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

among

STONE ENERGY CORPORATION

as Borrower,

THE FINANCIAL INSTITUTIONS

NAMED IN THIS CREDIT AGREEMENT

as Banks,

BANK OF AMERICA, N.A.

as Administrative Agent and Issuing Bank,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

NATIXIS,

THE BANK OF NOVA SCOTIA,

CAPITAL ONE, N.A., and

TORONTO DOMINION (NEW YORK) LLC

as Co-Syndication Agents,

REGIONS BANK and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as sole Lead Arranger and Bookrunner

June 24, 2014

-ii-

-iii-

-iv-

Annex 1	-	Commitments; Borrower and Agent Notice Information

SCHEDULES:

Schedule 2.6(h)	-	Existing Letters of Credit
Schedule 4.1	-	Material Subsidiaries
Schedule 4.7	-	Existing Litigation
Schedule 4.14(a)	-	Existing Environmental Concerns
Schedule 4.14(b)	-	Designated Environmental Sites
Schedule 6.1	-	Permitted Existing Liens
Schedule 6.2	-	Permitted Existing Debt
Schedule 6.6	-	Investments
Schedule 6.8	-	Affiliate Transactions

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Note
Exhibit E	-	Form of Notice of Borrowing
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Letter of Credit Application
Exhibit H	-	Form of Security Agreement
Exhibit I	-	Form of Mortgage Compliance Certificate
Exhibit J	-	Form of Administrative Questionnaire
Exhibit K	-	Form of Tax Certificates

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FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 is among Stone Energy Corporation, a Delaware corporation, the Banks (as defined below), and Bank of America, N.A., as administrative agent for the Banks and as Issuing Bank.

The Borrower, the Banks, and the Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2012 Indenture Documents” means (a) the Indenture, dated as of March 6, 2012, among the Borrower, Stone Offshore, and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the issuance of unsecured convertible senior notes due 2017, and any additional supplemental indenture that is substantially similar thereto, relating to the issuance of unsecured convertible notes due 2017 and (b) means the Indenture, dated as of November 8, 2012, among the Borrower, Stone Offshore and The Bank of New York Mellon Trust Company, N.A., as Trustee, and any additional supplemental indenture that is substantially similar thereto, relating to the issuance of unsecured senior notes due 2022.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Agent for the benefit of the Agent and the Secured Parties, (b) with respect to Property that is not Borrowing Base Assets, is the only Lien on such Property other than Permitted Liens, and which is superior to all Liens or rights of any other Person in such Property encumbered thereby except for such Permitted Liens, (c) with respect to Borrowing Base Assets, is the only Lien on such Property other than Permitted Liens, and which is superior to all Liens or rights of any other Person in such Property encumbered thereby except for such Permitted Liens, (d) secures the Obligations, and (e) is perfected and enforceable.

“Acquired Debt” means Debt of a Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person and was an Immaterial Subsidiary prior to such merger) or Debt attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary after the Effective Date as the result of a Permitted Acquisition; provided that:

(i) such Debt existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and was not created in anticipation thereof;

(ii) such Debt is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of such merger with such Person or any of its Subsidiaries); and

(iii) immediately after giving effect to the assumption of any such Debt, such acquisition and any related transactions, the Borrower shall be in Pro Forma Compliance.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit J or any other form approved by the Agent.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the highest of (a) the Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate in effect on such day for an Interest Period of one month plus 1.00%; provided that for any Advance maintained as a Base Rate Advance due to the application of Section 2.14(b), the “Adjusted Base Rate” shall be the greater of clauses (a) and (b) above.

“Advance” means any advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Agent” means Bank of America, in its capacity as an administrative agent pursuant to Article VIII, and any successor administrative agent pursuant to Section 8.6.

“Agent-Related Persons” means the Agent, together with its Affiliates (including, in the case of Bank of America, in its capacity as the Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Oil and Gas Property Value” means, as of any date of its determination, the aggregate Oil and Gas Property Value of all proved Oil and Gas Properties of the Borrower and the Guarantors as set forth in the applicable Oil and Gas Reserve Report, discounted at the stated per annum rate utilized in such report.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

“Allocated Value” has the meaning set forth in Section 2.2(e).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, in each case as amended from time to time, or other similar legislation in other jurisdictions.

“Applicable Margin” means, for any day, the following percentages based upon the ratio of (a) the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to (b) the Borrowing Base as of such day:

Ratio of (Advances + Letter of Credit Exposure) to (Borrowing Base)	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Commitment Fees
Less than .25	0.500%	1.500%	0.375%
Greater than or equal to .25 but less than .50	0.750%	1.750%	0.375%
Greater than or equal to .50 but less than .75	1.000%	2.000%	0.500%
Greater than or equal to .75 but less than .90	1.250%	2.250%	0.500%
Greater than or equal to .90	1.500%	2.500%	0.500%

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06(b)), and accepted by the Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Banks” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance which bears interest based on the Base Rate.

“Borrower” means Stone Energy Corporation, a Delaware corporation.

“Borrower Materials” has the meaning set forth in Section 5.7.

“Borrowing” means, subject to Sections 2.3(c)(ii) and 2.4(b)(v), a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.3(a), continued by each Bank pursuant to Section 2.3(b), or Converted by each Bank to Advances of a different Type pursuant to Section 2.3(b).

“Borrowing Base” means, for any date of its determination by the Required Banks or all of the Banks, as the case may be, the loan value of the Borrower’s and the Guarantors’ Oil and Gas Properties determined in accordance with Section 2.2.

“Borrowing Base Assets” means, at any time, any assets (including any Swap Contracts) that are given value in the most recently determined Borrowing Base.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.4(b)(i).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any Eurodollar Rate Advance, means any such day that is also a London Banking Day.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP (but subject to Section 1.3(b)), be required to be classified and accounted for as a liability on the balance sheet of such Person.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateral” has the meaning set forth in the definition of “Cash Collateralize”.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged to the Agent for the ratable benefit of the Banks containing cash deposited pursuant to Sections 2.4(b), 2.6, 2.15, 2.16, 7.2(b), or 7.3(b) to be maintained at the Agent’s office in accordance with Section 2.6(g) and bear interest or be invested in the Agent’s reasonable discretion.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent or Issuing Bank (as applicable) and the Banks, as collateral for Letter of Credit Exposure or obligations of Banks to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Agent and (b) the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Bank” means a Bank or Affiliate of a Bank party to a Specified Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, state and local analogues, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” has the meaning specified in the Security Documents; provided that in no case shall the “Collateral” include any Excluded Asset (as defined in the Security Agreement) and Excluded Equity Interests.

“Commitment” means, for any Bank, the amount set opposite such Bank’s name on Annex 1 as its Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 9.6(c), as such amount may be reduced or terminated pursuant to Article VII.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by the Chief Financial Officer or Chief Accounting Officer of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” means the Consent and Agreements made by the counterparties to the applicable Mortgaged Contracts in favor of the Agent for the benefit of the Secured Parties, including any such Consent and Agreements delivered from time to time in accordance with Section 5.12, in each case, as the same may be amended, supplemented, or otherwise modified from time to time.

“Consolidated Funded Debt” of any Person means, at any time, without duplication, Debt of such Person other than contingent obligations in respect of the undrawn portion of Letters of Credit.

“Consolidated Funded Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Funded Debt of the Borrower and its Restricted Subsidiaries as of the last day of such Test Period to (b) EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.

“Consolidated Net Income” means, for any period of its determination, the net income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that the net income for such period of any Unrestricted Subsidiary or non-wholly owned Subsidiary shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) by such Unrestricted Subsidiary or non-wholly owned Subsidiary to the Borrower or a wholly owned Restricted Subsidiary during such period.

“Consolidated Net Tangible Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible asset categories (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date minus (c) current liabilities.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Contractual Requirement” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Documents and each other agreement, instrument, or document executed by or at the request of a Credit Party at any time in connection with this Agreement. For the avoidance of doubt, Specified Swap Contracts are not “Credit Documents”.

“Credit Parties” means the Borrower and each Guarantor.

“Debt” means, for any Person, without duplication:

(a) indebtedness of such Person for borrowed money, including without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of property (other than seismic purchases and trade payables);

(d) trade payables and amounts payable for seismic purchases, in each case more than 90 days past due unless contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established;

(e) the capitalized portion of obligations of such Person as lessee under Capital Leases;

(f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of others of the kinds referred to in clauses (a) through (e) above;

(g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any Property of such Person; and

(h) all liabilities of such Person in an aggregate amount greater than $1,000,000 in respect of unfunded vested benefits under any Plan.

For the avoidance of doubt, “Debt” does not include (i) obligations in respect of Swap Contracts; (ii) indemnities incurred in the ordinary course of business or in connection with the disposition of assets; (iii) any non-cash employee or director compensation; (iv) any compensation paid to employees or directors pursuant to stock appreciation rights; (v) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business; or (vi) asset retirement obligations, in each case unless evidenced by a note or similar instrument.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Legal Requirements of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means, subject to Section 2.16(b), any Bank that (a) has failed to (i) fund all or any portion of its Advances or participations in respect of Letters of Credit within two Business Days of the date such Advances or participations were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund an Advance hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower, the Issuing Bank and each Bank promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dispose” or “Disposed of” shall have a correlative meaning to the defined term of “Disposition”.

“Disposition” has the meaning set forth in Section 6.4(b).

“Dollar Equivalent” means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by Bank of America at 10:00 a.m. (Dallas, Texas time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries and for any period of its determination, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, plus, in each case to the extent deducted from Consolidated Net Income and without duplication:

(i) the consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period;

(ii) depreciation, depletion, and amortization of the Borrower and its Restricted Subsidiaries for such period;

(iii) income taxes of the Borrower and its Restricted Subsidiaries for such period;

(iv) transaction costs incurred by the Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, transaction costs in connection with the negotiation, execution and delivery of the Credit Documents) during such period in connection with debt or equity issuances or acquisitions to the extent such debt, equity issuances or acquisitions are permitted under this Agreement;

(v) accretion of asset retirement obligations in accordance with FASB ASC 410, Accounting for Asset Retirement and Environmental Obligations;

(vi) non-cash losses or charges on Swap Contracts resulting from the requirements of FASB ASC 815;

(vii) losses from the disposition of assets;

(viii) extraordinary or non-recurring losses or charges;

(ix) other non-cash charges (excluding accruals made in the ordinary course of business);

(x) impairment of property, plant, equipment and other long-lived assets (including ceiling test write-downs on Oil and Gas Properties under GAAP or SEC guidelines); and

(xi) exploration expense incurred by the Borrower and its Restricted Subsidiaries during such period;

minus, in each case to the extent included in Consolidated Net Income, and without duplication:

(xii) non-cash income or gains (excluding accruals made in the ordinary course of business);

(xiii) non-cash gains on any Swap Contracts resulting from the requirements of FASB ASC 815;

(xiv) extraordinary or non-recurring gains; and

(xv) gains from the disposition of assets.

For the purposes of calculating EBITDA, if any acquisition or disposition of assets permitted to be made under this Agreement (other than non-material acquisitions in the ordinary course of business or non-material dispositions in the ordinary course of business) occurs during such period of determination, EBITDA for such period shall be calculated on a pro forma basis to give effect to such acquisition or disposition as if each such acquisition or disposition had been consummated on the first day of such period.

“Effective Date” means the date on which each of the conditions precedent in Section 3.1 has been met or waived.

“Eligible Assignee” means (i) any Fund, (ii) any Bank, and (iii) any commercial bank, in each case organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) (subject to such consents, if any, as may be required under Section 9.6(b)).

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8) (1988).

“Environmental Claim” means any third party or Governmental Authority action, lawsuit, written claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Act or similar laws or requirements, to the extent relating to occupational safety or exposure to Hazardous Substances) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all Legal Requirements, including common law, arising from, relating to, or in connection with the Environment or natural resources, including without limitation CERCLA, or relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, Hazardous Substances, or Hazardous Wastes; (d) the safety or health of employees, to the extent relating to occupational safety or exposure to Hazardous Substances; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of Hazardous Substances or Hazardous Wastes.

“Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the determination that any Pension Plan is considered an at-risk plan, within the meaning of Section 430 of the Code or Section 303 of ERISA, or a plan in endangered or critical status within the meaning of

Section 432 of the Code or Section 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA which could reasonably be expected to cause a Material Adverse Change, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent.

“Eurodollar Rate Advance” means an Advance which bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Equity Interests” means (a) any Equity Interests of any Foreign Subsidiary that is classified as a CFC or any FSHCO other than 65% of the voting Equity Interests of a FSHCO or any Foreign Subsidiary that is classified as a CFC and in each case is owned directly by the Borrower or a Guarantor, (b) the Equity Interests of any Unrestricted Subsidiary, (c) the Equity Interests of any Subsidiary of a Foreign Subsidiary that is classified as a CFC or is owned directly or indirectly by a CFC, (d) any Equity Interests of SP 49 Pipeline, LLC held by Stone Offshore as of the Effective Date, and (e) any Equity Interests of HWCG Holdings, LLC held by the Borrower.

“Excluded Subsidiary” means (a) each Immaterial Subsidiary, for so long as any such Subsidiary constitutes an Immaterial Subsidiary pursuant to the terms hereof, (b) any Foreign Subsidiary that is classified as a CFC or any Subsidiary thereof, (c) any Domestic Subsidiary that is a FSHCO, and (d) each Unrestricted Subsidiary.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.14 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.13) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.13(a), amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired such interest in such Advance or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of April 26, 2011 among the Borrower, the lenders party thereto, and Bank of America, as administrative agent, as amended through the Effective Date.

“Existing Letters of Credit” means the letters of credit outstanding on the date of this Agreement, issued by the Issuing Bank for the account of the Borrower or its Restricted Subsidiaries, which are described on Schedule 2.6(h).

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of one or more exploratory or development wells (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” means a Farm-In Agreement viewed from the standpoint of the party that transfers an ownership interest to another.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Performance Covenants” means the covenants of the Borrower set forth in Section 6.13.

“Financial Statements” means (a) the consolidated financial statements of the Borrower and its Restricted Subsidiaries for the fiscal year ended 2013, including balance sheets, income and cash flow statements, audited by independent public accountants and prepared in conformity with GAAP and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (b) the unaudited consolidated financial statements of the Borrower and its Restricted Subsidiaries for the fiscal quarter ended March 31, 2014, including balance sheets, income and cash flow statements.

“Foreign Bank” means any Bank that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Bank, such Defaulting Bank’s Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Domestic Subsidiary substantially all of whose assets (held directly or through its Subsidiaries) consist of Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Restricted Subsidiaries or any of their respective Properties.

“Guaranties” means the Second Amended and Restated Guaranty, dated as of the Effective Date, by Stone Offshore and each other Guaranty in favor of the Agent for the ratable benefit of the Banks in the form of the attached Exhibit C executed on the date hereof or as required by Section 5.9, as the same may be amended, supplemented, or otherwise modified from time to time.

“Guarantors” means each Restricted Subsidiary of the Borrower which has executed a Guaranty on the date hereof or as required by Section 5.9.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated as pollutants or contaminants under any other Environmental Law, including without limitation petroleum or petroleum products, materials exhibiting radioactivity in excess of background concentrations, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Bank” means a Bank or Affiliate of a Bank (or former Bank or Affiliate of a Bank) party to a Specified Swap Contract.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including all gas resulting from the in-situ combustion of coal or lignite.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary, provided that (a) all Immaterial Subsidiaries in the aggregate may not hold Total Assets (when combined with the assets of such Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations), at the last day of the most recent fiscal quarter of the Borrower for which financial statements were required to be delivered pursuant to Section 5.6, constituting more than 5% of the Borrower’s Consolidated Total Assets on such date (the “Immaterial Subsidiary Requirement”) and (b) if the Immaterial Subsidiary Requirement would not be met at any time, certain Restricted Subsidiaries that would otherwise be Immaterial Subsidiaries shall be deemed not to be Immaterial Subsidiaries for purposes of this Agreement to the extent necessary to meet the Immaterial Subsidiary Requirement.

“Immaterial Title Deficiencies” means, with respect to Borrowing Base Assets, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentage and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Borrowing Base Assets with a present value of the future net income (as set forth in the most recently delivered Oil and Gas Reserve Report) greater than 4.0% of the present value of the future net income with respect to all Borrowing Base Assets.

“Indemnified Liabilities” has the meaning set forth in Section 9.7.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 9.7.

“Information” has the meaning set forth in Section 9.18.

“Insurance Certificate” shall mean a “Certificate of Insurance” issued by an insurance broker on the form ACORD-25 (in the case of property or physical damage policies) or ACORD-27 (in the case of liability policies) or its substantial equivalent, and, in the case of each liability policy, shall include an ISO Form CG 2018 confirming that the Agent has been added as an additional insured for such liability policy, in each case in form reasonably satisfactory to Agent.

“Interest Period” means, as to each Eurodollar Rate Advance, the period commencing on the date such Eurodollar Rate Advance is disbursed or converted to or continued as a Eurodollar Rate Advance and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Notice of Borrowing, or such other period that is twelve months or less requested by the Borrower and consented to by all the Banks; provided that:

(a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America and any successor issuing bank pursuant to Section 8.6.

“Legal Requirement” means any law, statute, ordinance, treaty, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations U and X.

“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Borrower and the Agent, which office may include any Affiliate of such Bank or any domestic or foreign branch of such Bank or such Affiliate. Unless the context otherwise requires, each reference to a Bank shall include its applicable Lending Office.

“Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Bank which is subject to this Agreement, including the Existing Letters of Credit, and “Letters of Credit” means all such letters of credit collectively.

“Letter of Credit Application” means the Issuing Bank’s standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit, which form or forms as of the date of this Agreement are in the form of the attached Exhibit G, as the same may be amended, supplemented, and otherwise modified from time to time.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into by or at the request of a Credit Party in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time, plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Fees” has the meaning given such term in Section 2.7(d)(i).

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure, or provide for the payment of, any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a) debt securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, with maturities of no more than two years from the date of acquisition;

(b) commercial paper of a domestic issuer rated at the date of acquisition not less than P1 by Moody’s Investor Service, Inc., or A1 by S&P;

(c) certificates of deposit, demand deposits, Eurodollar time deposits, overnight bank deposits, and bankers’ acceptances, with maturities of no more than two years from the date of acquisition, issued by any Bank or any bank or trust company organized under the laws of the United States or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, and having capital and surplus aggregating at least $1,000,000,000;

(d) corporate bonds, and municipal bonds of a domestic issuer rated at the date of acquisition Aaa by Moody’s Investor Service, Inc., or AAA by S&P, with maturities of no more than two years from the date of acquisition;

(e) repurchase agreements secured by debt securities of the type described in part (a) above, the market value of which, including accrued interest, is not less than 100% of the amount of the repurchase agreement, with maturities of no more than two years from the date of acquisition, issued by or acquired from or through any Bank or any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $1,000,000,000; and

(f) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

provided that (i) investments in any one issuer, excluding the United States government or any agency or instrumentality thereof, shall not exceed 20% of total fixed-income Liquid Investments based on market value at the time of acquisition, (ii) fixed-income holdings shall not exceed 5% of all Liquid Investments at any time, and (iii) certificates of deposit, commercial paper, corporate bonds, mortgaged-backed securities, or municipal bonds issued by any one issuer shall not exceed 5% of all Liquid Investments at any time; provided, however, that for the avoidance of doubt, the foregoing restrictions shall not apply to money market funds managed by JPMorgan Chase Bank, N.A. or its affiliates.

“Liquidity” means, as of any date of determination, the sum of (a) the undrawn portion of the Borrowing Base on such date, plus (b) the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries at such date, minus (c) the amount of any Borrowing Base Deficiency on such date.

“Liquidity Test” means, at any time of determination, with respect to any event or proposed event in connection with which such determination is being made, the Borrower and its Restricted Subsidiaries have Liquidity not less than 20% of the then effective Borrowing Base after giving effect to such event.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Banks” means, at any time and except as provided in the last sentence of this definition, Banks holding more than 50% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, “Majority Banks” shall mean Banks having more than 50% of the aggregate amount of the Commitments at such time; and provided further that the Commitment of, and the portion of the aggregate unpaid principal amount of the Notes and Letter of Credit Exposure held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Change” means (a) a material adverse change in the business, financial condition, or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) a material adverse effect on (i) the Borrower’s ability individually or the Credit Parties’ ability collectively to perform their obligations under any Credit Document, (ii) the rights and remedies of the Agent or any Bank under any Credit Document, or (iii) the legality, validity, or binding effect, or enforceability against the Borrower or any Guarantor of, any Credit Document to which it is party.

“Material Obligations” means, at any time of determination, Debt (other than Advances or Letters of Credit) and obligations under Swap Contracts of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the greater of $25,000,000 and 5% of the Borrowing Base then in effect. For purposes of determining Material Obligations, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Swap Termination Value.

“Material Subsidiary” means, as of any date of its determination, a Restricted Subsidiary of the Borrower (a) with Total Assets (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent fiscal quarter of the Borrower for which financial statements were required to be delivered pursuant to Section 5.6 constituting 5% or more of the Borrower’s Consolidated Total Assets on such date, (b) that contributed 5% or more of the Borrower’s consolidated EBITDA for the four-quarter period most recently ended, (c) that owns any Borrowing Base Assets or (d) that the Borrower has designated to be Material Subsidiary.

“Maturity Date” means the earlier of (a) July 1, 2019 and (b) the termination in whole of the Commitments pursuant to Section 2.1(b) or Article VII.

“Maximum Rate” has the meaning set forth in Section 2.8(d).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, (A) if such Cash Collateral is required in connection with Fronting Exposure related to a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (B) otherwise an amount equal to the sum of the aggregate undrawn face amount of the relevant Letters of Credit issued and outstanding at such time, and all scheduled fees in respect of such Letter of Credit through expiration, and (ii) with respect to any other Cash Collateral, an amount determined by the Agent and the Issuing Bank in their sole discretion.

“Minority Investment” means any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Equity Interests.

“Mortgaged Contracts” means the contracts of the Borrower and the Guarantors related to the Mortgaged Properties.

“Mortgaged Properties” means the Oil and Gas Properties of the Borrower and the Guarantors that are subject to the Mortgages.

“Mortgaged Property Value” means, as of any date of its determination, the aggregate present value of the future net income with respect to the Mortgaged Properties as set forth in the applicable engineering report, discounted at the stated per annum rate utilized in such report; provided, however, that the Mortgaged Property Value shall not include any Oil and Gas Properties acquired by any Credit Party after the recordation of the Mortgages in the real property records of the jurisdiction where such Oil and Gas Properties are located unless an amendment or supplement to such Mortgages sufficiently describing such after-acquired Oil and Gas Properties has been recorded in such real property records. For the avoidance of doubt, the methodology utilized to calculate the Mortgaged Property Value shall be the same methodology utilized to calculate the Oil and Gas Property Value for all purposes of this Agreement.

“Mortgages” means (i) the Amended and Restated Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement dated as of the date hereof, made by Stone Offshore in favor of the Agent for the benefit of the Secured Parties, and governed by Louisiana law, (ii) the West Virginia Credit Line Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated as of the date hereof made by the Borrower to Brian D. Gallagher, Esq, trustee for the benefit of the Agent for the benefit of the Secured Parties, and governed by West Virginia law, and (iii) any other mortgage or deed of trust executed by the Borrower or any Guarantor in favor of the Agent for the benefit of the Secured Parties, in each case, as the same may be amended, supplemented, or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including cash proceeds of any non-cash proceeds of such transaction), less (a) any out-of-pocket expenses paid to a Person that are reasonably incurred by such Credit Party in connection therewith and (b) in the case of an asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such asset Disposition and any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such asset Disposition (provided that, if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).

“Net Interest Expense” means, for the Borrower and its Restricted Subsidiaries on a consolidated basis for any Test Period (a) interest expense (including Letter of Credit Fees) for such Test Period minus (b) interest income for such Test Period, in each case determined in accordance with GAAP consistently applied.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver, amendment or Borrowing Base increase that (i) requires the approval of all Banks and (ii) has been approved by the Majority Banks.

“Non-Defaulting Bank” means, at any time, each Bank that is not a Defaulting Bank at such time.

“Note” means a promissory note of the Borrower payable to any Bank or its registered assigns, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E or such other form as may be approved by the Agent (including any form on an electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Obligations” means all (a) principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Guarantor to the Agent, the Issuing Bank, or the Banks under the Credit Documents and (b) all debts, liabilities, obligations of the Borrower or any Guarantor under any Specified Swap Contract (other than Excluded Swap Obligations) or Specified Cash Management Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that any release of Collateral or Guarantors pursuant to this Agreement shall not require the consent of the holders of Obligations under Specified Swap Contracts or Specified Cash Management Agreements.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means fee, leasehold or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any state of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and incidental rights belonging thereto.

“Oil and Gas Property Value” means, with respect to Oil and Gas Properties of the Borrower and the Guarantors as of any date of its determination, the aggregate present value of the future net income with respect to such Oil and Gas Properties as set forth in the applicable Oil and Gas Reserve Report, discounted at the stated per annum rate utilized in such report.

“Oil and Gas Reserve Report” means each engineering report covering the Borrower’s and Guarantors’ consolidated Oil and Gas Properties provided to the Agent pursuant to Section 5.6(c)(i) or (ii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17 or Section 9.13).

“Participant” has the meaning given to such term in Section 9.6(d).

“Participant Register” has the meaning given to such term in Section 9.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Legal Requirements; (b) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 5.9, a Guarantor; (c) such acquisition shall result in the Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 5.9; (d) after giving effect to such acquisition, no Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 6.12; and (f) the Borrower shall be in Pro Forma Compliance after giving effect to such acquisition.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.1.

“Permitted Notes” means (a) any unsecured Debt issued pursuant to the 2012 Indenture Documents and (b) any other unsecured senior, senior subordinated or subordinated notes issued after the Effective Date by the Borrower or any Guarantor under Section 6.2(j).

“Permitted Notes Documents” means (a) the 2012 Indenture Documents and (b) any other indenture or other agreement among the Borrower or any Guarantor, as issuer, the guarantors party thereto and others either as agent, trustee or holders, governing any Permitted Notes and the indentures, supplemental indentures or other agreements under or pursuant to which any other Permitted Notes are issued, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, subject in each case to Section 6.2(j) and 6.5(b)(ii).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 5.7.

“Post-Closing Deadline” has the meaning set forth in Section 5.16.

“Pro Forma Compliance” means, as of any date of determination, that the Borrower and the Restricted Subsidiaries would be in compliance with the Financial Performance Covenants as at the last day of the most recently ended fiscal quarter of the Borrower and the Restricted Subsidiaries for which the financial statements were required to have been delivered pursuant to Section 5.6, when such Financial Performance Covenants are recomputed on a pro forma basis on such date of determination; provided that for purposes of any test requiring the Borrower and its Restricted Subsidiaries to be in “Pro Forma Compliance” prior to the date on which financials are available for the fiscal quarter ending June 30, 2014, “Pro Forma Compliance” shall be calculated using the Financial Statements.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Property Proceeds” means (i) the aggregate insurance proceeds received under any property or physical damage insurance policy in connection with one or more related events or (ii) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation).

“Pro Rata Share” means, with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank’s Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank’s aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

“Proved Mineral Interests” means, collectively, proved developed producing reserves, proved developed non-producing reserves, and proved undeveloped reserves.

“Public Bank” has the meaning set forth in Section 5.7.

“Qualified ECP Guarantor” shall mean, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Agent, (b) any Bank and (c) any Issuing Bank, as applicable.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning set forth in paragraph (c) of Section 9.6.

“Regulations U and X” mean Regulations U and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.6(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any similar applicable Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Banks” means, at any time and except as provided in the last sentence of this definition, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time, but in no event less than two Banks at any time when there are three or more Banks; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, “Required Banks” shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time, but in no event less than two Banks at any time when there are three or more Banks; and provided further that the Commitment of, and the portion of the aggregate unpaid principal amount of the Notes and Letter of Credit Exposure held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks. For any redetermination of the Borrowing Base under Section 2.2 which would increase the Borrowing Base, “66-2/3%” in the foregoing sentence shall be “100%”.

“Response” shall have the meaning set forth in CERCLA or under any similar applicable Environmental Law.

“Responsible Officer” means, with respect to any Person, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, and Vice Presidents, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Agent.

“Restricted Payment” means, with respect to any Person, any dividends or other distributions (in cash, property, or otherwise) on, or any payment, including any sinking fund or deposit, for the purchase, redemption, or other acquisition of, any shares of any Capital Stock of such Person, other than dividends payable in such Person’s Capital Stock.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Agent, the Issuing Bank, the Banks, and the holders of Obligations under Specified Swap Contracts and Specified Cash Management Agreements.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Effective Date and each other Security Agreement in favor of the Agent for the ratable benefit of the Secured Parties in the form of the attached Exhibit H, and any supplement or joinder thereto, executed on the date hereof or as required by Section 5.9, as the same may be amended, supplemented, or otherwise modified from time to time.

“Security Documents” means the Mortgages, the Security Agreements, the Consents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement and each of the other agreements, instruments, or documents that creates or purports to create, or to consent to the creation of, a Lien in favor of the Agent for the benefit of the Secured Parties.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Agreement” means any agreement to provide cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, and other cash management arrangements) between any Credit Party and any Bank or an Affiliate of any Bank. The status of any such agreement as a Specified Cash Management Agreement shall not create in favor of such Bank or Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Security Document.

“Specified Covenant Test” means, at any time of determination, with respect to any event or proposed event in connection with which such determination is being made, the satisfaction of each of the following conditions: (a) no Default or Event of Default has occurred and is continuing or would immediately result from such event, (b) the Borrower would be in Pro Forma Compliance with the Financial Performance Covenants after giving effect to such event, (c) at such time, immediately after giving effect to such event, the Liquidity Test shall be satisfied, and (d) at such time, after giving effect to such event, no Borrowing Base Deficiency shall exist.

“Specified Credit Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.14).

“Specified Swap Contract” means any Swap Contract entered into between any Credit Party and any Person which is a Bank or an Affiliate of any Bank, or was a Bank or an Affiliate of any Bank at the time such Swap Contract was executed. The status of any Swap Contract as a Specified Swap Contract shall not create in favor of such Bank or Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Security Document.

“Stone Offshore” means Stone Energy Offshore, L.L.C., a Delaware limited liability company.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Redesignation” has the meaning set forth in Section 5.14.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case, expressly including any such transactions in which a Person hedges the price to be received by it for future production from the Oil and Gas Properties.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, for any date of determination under this Agreement, the most recent four consecutive fiscal quarters of the Borrower ending with the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 5.6.

“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Type” has the meaning set forth in Section 1.4.

“Unrestricted Cash” means cash and Liquid Investments of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries and not subject to any Lien other than (a) a Lien in favor of the Secured Parties, (b) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of, or attaching to, any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions holding such cash or Liquid Investment, or (c) inchoate statutory liens arising under law in the ordinary course of business and attaching to all assets of the Borrower or such Restricted Subsidiary.

“Unrestricted Subsidiary” means (a) any Restricted Subsidiary of the Borrower that becomes an Unrestricted Subsidiary in accordance with Section 5.14 subsequent to the Effective Date and (b) any Subsidiary of an Unrestricted Subsidiary, in each case, until any such Unrestricted Subsidiary is (and its Subsidiaries are) re-designated as a Restricted Subsidiary in accordance with Section 5.14.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(e).

“Voting Securities” means with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Credit Party and the Agent.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission regarding financial reporting) and consistent with the principles applied in preparing the Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Banks shall so request, the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, if any change in GAAP would recharacterize an operating lease as a Capital Lease, or treat a new lease that except for such change would have been characterized as an operating lease, as a Capital Lease, such change shall be disregarded.

Section 1.4. Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

ARTICLE II

CREDIT FACILITIES

Section 2.1. Commitment for Advances.

(a) Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate outstanding amount up to but not to exceed an amount equal to (i) the lesser of such Bank’s Commitment or such Bank’s Pro Rata Share of the Borrowing Base less (ii) such Bank’s Pro Rata Share of the Letter of Credit Exposure; provided that the sum of the outstanding amount of all Advances made by such Bank and such Bank’s Pro Rata Share of the Letter of Credit Exposure shall not exceed such Bank’s Commitment. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $500,000

(or, if less, the remaining undrawn Commitments of all Banks) and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000 (or, if less, the remaining undrawn Commitments of all Banks) or in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b) Optional Reduction of Commitment. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction of the Commitments shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(b) shall be permanent, with no obligation of the Banks to reinstate such Commitments, and the commitment fees provided for in Section 2.7(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

(c) Notes. The indebtedness of any Borrower to each Bank resulting from the Advances owing to such Bank shall, if such Bank requests, be evidenced by a Note of the Borrower in the maximum principal amount of such Bank’s Commitment.

Section 2.2. Borrowing Base.

(a) The Borrowing Base has been set by the Banks and acknowledged by the Borrower as $500,000,000 as of the Effective Date. On the date of any issuance of Debt in the form of Permitted Notes after the Effective Date, the Borrowing Base shall be reduced automatically by an amount equal to 25% of the principal amount of such Debt; provided, however, that, notwithstanding the foregoing, the Borrowing Base shall not be reduced to the extent that the proceeds from the issuance of such Permitted Notes are used to substantially concurrently refinance or Redeem (or if such refinancing or Redemption is subject to mandatory notice periods or other required time periods, set aside to be used to refinance or Redeem and actually used to refinance or Redeem, no later than the expiration of such period) Debt constituting Permitted Notes existing at such time. The automatic reduction described in this Section 2.2(a) shall not be deemed to take the place of regularly scheduled or other redeterminations of the Borrowing Base in accordance with this Section 2.2.

(b) From the date hereof through the Maturity Date and subject to the further provisions of this Section 2.2, the Borrowing Base shall be redetermined by the Required Banks each May 1 and November 1 in accordance with Section 2.2(d) on the basis of information, including the Oil and Gas Reserve Reports required to be delivered before each such date supplied by Borrower in compliance with the provisions of this Agreement, such additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data with respect thereto as the Agent or any Bank may reasonably request, together with all other information then available to the Agent and the Banks; provided that the first such scheduled redetermination shall occur on November 1, 2014. Notwithstanding the foregoing, the Required Banks may, in the exercise of their good faith discretion, require additional redeterminations of the Borrowing Base in accordance with Section 2.2(d) by providing written notice to the Borrower, but only two such requests may be made during any calendar year.

(c) The Borrower may request that the Required Banks redetermine the Borrowing Base (i) by providing a written request to the Agent, but only two such requests may be made during any calendar year or (ii) in connection with the Borrower’s or any Guarantor’s acquisition of Oil and Gas Properties with a purchase price of $20,000,000 or more (it being understood that for purposes of the foregoing clause (ii), the designation of an Unrestricted Subsidiary owning Oil and Gas Properties as a Restricted Subsidiary shall be deemed to constitute an acquisition by the Borrower of Oil and Gas Properties). In connection with any such request, the Borrower shall provide the Agent and the Banks with an interim reserve report prepared by the Borrower together with such other information, including additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data, as the Agent or any Bank may reasonably request. Within 30 days following the receipt of such interim reserve report and other information, the Required Banks shall make a redetermination of the Borrowing Base in accordance with Section 2.2(d).

(d) In connection with a redetermination of the Borrowing Base, the Agent shall propose a Borrowing Base to the Banks, and the Banks shall vote to approve or disapprove such proposed Borrowing Base. If the Required Banks do not approve the proposed Borrowing Base, the Agent shall propose, and the Banks shall vote to approve or disapprove, another Borrowing Base, until the Required Banks approve a Borrowing Base proposed by the Agent. Once the Required Banks approve the proposed Borrowing Base, the Agent shall notify the Borrower of such redetermination. Until the Borrower receives such notification from the Agent, the Borrowing Base most recently established shall remain in effect, and thereafter the new Borrowing Base as set forth in such notification shall be in effect.

(e) Upon any sale, lease, transfer, unwinding, termination, novation or other Disposition (including pursuant to a Farm-Out Agreement, participation or other agreement that would reduce the Borrower’s or such Restricted Subsidiary’s interest in any Property) (it being understood that for purposes of this paragraph (e)), the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary shall be deemed to constitute a Disposition by the Borrower of Oil and Gas Properties), whether directly or indirectly, and whether or not in the ordinary course of business, by the Borrower or any of its Restricted Subsidiaries of Borrowing Base Assets or equity interests in a Restricted Subsidiary owning Borrowing Base Assets that (individually or on a cumulative basis with all such Dispositions consummated since the determination of the most recently determined Borrowing Base) (x) have Oil and Gas Property Value allocated to such Borrowing Base Assets in the most recent Oil and Gas Reserve Report (the “Allocated Value”) in excess of 5% of the amount of such Borrowing Base, or (y) in the case of Swap Contracts, have Net Cash Proceeds in excess of 5% of the amount of such Borrowing Base, the Borrowing Base shall automatically be reduced by an amount equal to (1) with respect to Swap Contracts, 75% of the Net Cash Proceeds received by a Credit Party as a result of unwinding, terminating, or novating such Swap Contracts (after giving effect to any new Swap Contracts that are given value in the Borrowing Base and that were entered into prior to or in connection with such unwind, termination or novation) and (2) with respect to all Borrowing Base Assets other than Swap Contracts, the Allocated Value of such Borrowing Base Assets.

(f) The Borrowing Base shall represent the determination by the Required Banks of the loan value of the Borrower’s and the Guarantors’ Oil and Gas Properties which are either (i) subject to an Acceptable Security Interest or (ii) unencumbered (except for Permitted Liens), but the Agent and the Required Banks shall make their determination and vote their approval, respectively, in accordance with the applicable definitions and provisions herein contained, each such Bank’s standard policies regarding energy lending, industry lending practices, consultation with the Agent and the other Banks (but without requiring the approval of any such Bank), and consideration for the nature of the facilities established hereunder. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Agent and the Banks.

(g) The Borrower shall also have the right to reduce the Borrowing Base once during the period from October 1 to March 31 and once during the period from April 1 to September 30 during each year by providing the Agent 30 days advance written notice of such reduction. The Agent shall promptly send to each Bank a copy of such notice and such reduction shall be effective on the later of (i) 30 days following the date of the Agent’s receipt of such notice, and (ii) the date specified in such notice, in each case unless otherwise agreed by the Agent.

(h) As of the Effective Date, the Agent has provided the Borrower with the Agent’s standard policies regarding energy lending. The Agent, but not any other Bank, agrees to provide the Borrower with written notice of any changes to such policies.

Section 2.3. Method of Borrowing.

(a) Notice. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by (x) telephone, or (y) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to the Agent of a Notice of Borrowing. Each such Notice of Borrowing must be given not later than 10:00 a.m. (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Borrowing or (ii) on the Business Day of the proposed Borrowing, in the case of a Base Rate Borrowing, by the Borrower to the Agent, which shall in turn give to each Bank prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.8(b). Each Bank shall (A) in the case of a Eurodollar Rate Borrowing, before 10:00 a.m. (Dallas, Texas time) on the date of such Borrowing and (B) in the case of a Base Rate Borrowing, before 1:00 p.m. (Dallas, Texas time) on the date of such Borrowing, make available for the account of its Lending Office to the Agent at its address referred to in Section 9.2, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank’s Pro Rata Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall make such funds available to the Borrower at its account with the Agent.

(b) Conversions and Continuations. Each continuation or Conversion of any Borrowing under this Section 2.3 shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by (x) telephone, or (y) a Notice of Conversion or Continuation; provided that any telephone notice must be confirmed immediately by delivery to the Agent of a Notice of Conversion or Continuation. Each such Notice of Conversion or Continuation must be given to the Agent at the Agent’s office no later than 10:00 a.m. (Dallas, Texas time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed conversion date in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.8(b).

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than twelve Interest Periods applicable to outstanding Eurodollar Rate Advances;

(ii) if any Bank shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Bank shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Bank in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;

(iii) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iv) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (b) above, the Agent shall forthwith so notify the Borrower and the Banks and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost, or expense incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank’s Pro Rata Share of such Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.3 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

Section 2.4. Prepayment of Advances.

(a) Optional. The Borrower may prepay Advances, after giving by 10:00 a.m. (Dallas, Texas time) (i) in the case of Eurodollar Rate Advances, at least two Business Days’ or (ii) in case of Base Rate Advances, same Business Day’s, irrevocable prior written notice to the Agent, in a form reasonably acceptable to the Agent, stating the proposed date and aggregate principal amount of such prepayment; provided, however, that, in the case of a prepayment resulting from a refinancing of all Advances, the Borrower and Agent may agree to the terms of such payment in a payoff letter acceptable to Agent. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice; provided, however, that each partial prepayment with respect to: (A) any Borrowing comprised of Base Rate Advances shall be made in $100,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $500,000 and (B) any Borrowing comprised of Eurodollar Rate Advances shall be made in $1,000,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $2,000,000. Full prepayments of any Borrowing are permitted without restriction of amounts.

(b) Mandatory.

(i) Borrowing Base Deficiency. Except as provided in Section 2.4(b)(ii), (iii), (iv) and (v) below, if the aggregate outstanding amount of Advances plus the Letter of Credit Exposure ever exceeds the Borrowing Base (such excess being referred to herein as the “Borrowing Base Deficiency”), the Borrower shall, within 30 days after receipt of written notice of such condition from the Agent elect by written notice to the Agent to take one or more of the following actions to remedy such Borrowing Base Deficiency:

(A) prepay Advances and, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within ten days after the Borrower’s written election;

(B) add additional Oil and Gas Properties to the Borrowing Base (and take such actions as are requested by the Agent to cause such additional Oil and Gas Properties to become subject to Mortgages, to the extent necessary to cause the Mortgaged Property Value to equal or exceed 80% of the Aggregate Oil and Gas Property Value) such that the Borrowing Base Deficiency is cured within 30 days after the Borrower’s written election; or

(C) pay the deficiency in six equal monthly installments in amounts equal to one-sixth of the amount of the deficiency or such lesser amounts satisfactory to the Required Banks for the prepayment of Advances and, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure such that the Borrowing Base Deficiency is eliminated within six months of the occurrence of such Borrowing Base Deficiency.

(ii) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.1(b), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances and then Cash

Collateralize the Letter of Credit Exposure to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the Commitments, as so reduced. Any amount paid under the preceding sentence in respect of Letter of Credit Exposure shall be held as Cash Collateral under Section 2.15.

(iii) Asset Sales. If, after giving effect to the sale, lease, transfer, unwinding, termination, novation or other Disposition of any of the Borrower’s or any of its Subsidiaries’ Borrowing Base Assets (it being understood that the designation of a Restricted Subsidiary owning Borrowing Base Assets as an Unrestricted Subsidiary shall be deemed to constitute a Disposition by the Borrower of Borrowing Base Assets), a Borrowing Base Deficiency then exists, the Borrower shall repay the Advances, and then Cash Collateralize the Letter of Credit Exposure, by an amount equal to the lesser of (A) such Borrowing Base Deficiency and (B) 100% of the Net Cash Proceeds of such sale, lease, transfer, unwinding, termination, novation or other Disposition, within three days after receipt of such proceeds.

(iv) Property, Physical Damage and Other Insurance Proceeds. If any Credit Party (or Agent as loss payee or assignee) receives any Property Proceeds arising from a single event or related series of events, whether as one payment or a series of payments, (A) during the existence of a Default or Event of Default, then the Borrower shall repay the Advances, and then Cash Collateralize the Letter of Credit Exposure, by an amount equal to 100% of such Property Proceeds, upon receipt of such proceeds, and (B) during the existence of a Borrowing Base Deficiency, then the Borrower shall repay the Advances, and then Cash Collateralize the Letter of Credit Exposure, by an amount equal to the lesser of (1) such Borrowing Base Deficiency and (2) 100% of such Property Proceeds, within three days after receipt of such proceeds.

(v) Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful for such Bank or its Lending Office to perform its obligations under this Agreement to maintain or make any Advances whose interest is determined by reference to the Eurodollar Rate hereunder or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, (i) the Borrower shall, no later than 10:00 a.m. (Dallas, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Bank or (B) if required by such notice, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances made by such Bank then outstanding, (ii) such Bank shall simultaneously make a Base Rate Advance (the interest rate on such Base Rate Advance of such Bank shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate) to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Bank for any subsequent Borrowing shall be suspended until such Bank giving notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist.

(c) No Additional Right; Ratable Prepayment; Interest and Breakage. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.4, and all notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.4 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

Section 2.5. Repayment of Advances. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of each Advance on the Maturity Date.

Section 2.6. Letters of Credit.

(a) Commitment. From time to time from the date of this Agreement until the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day;

(i) provided that no Letter of Credit shall be issued, increased, or extended:

(A) unless such issuance, increase, extension or conversion would not cause the Letter of Credit Exposure to exceed the lesser of (1) $300,000,000 or (2) the lesser of (x) the aggregate Commitments less the aggregate outstanding principal amount of all Advances or (y) the Borrowing Base less the aggregate outstanding principal amount of all Advances;

(B) unless such Letter of Credit has an Expiration Date not later than the earlier of (1) 12 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit) or (2) five days prior to the Maturity Date;

(C) unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Bank in its sole discretion;

(D) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; and

(E) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and

(ii) provided further that the Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost, or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or

(C) any Bank is at that time a Defaulting Bank, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Bank to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

As of the Effective Date, the Existing Letters of Credit shall be deemed “Letters of Credit” hereunder and shall be subject to the terms and provisions set forth herein.

(b) Participations. Upon the date of the issuance or increase of a Letter of Credit or the conversion of an Existing Letter of Credit to a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Bank’s participation in such Letter of Credit.

(c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Dallas, Texas time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Agent shall give to each Bank prompt notice thereof by telex, telephone, or telecopy. Each Letter of Credit Application shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. After the Agent’s receipt of such Letter of Credit Application and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

(d) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank an amount equal to any amount paid by the Issuing Bank under any Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give the Agent notice of the Borrower’s failure to make such reimbursement and the Agent shall promptly notify each Bank of the amount necessary to reimburse the Issuing Bank. Upon such notice from the Agent, each Bank shall promptly reimburse the Issuing Bank for such Bank’s Pro Rata Share of such amount (and the Agent may make available Cash Collateral provided for this purpose), and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to the Issuing Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Agent notifies such Bank to make reimbursement to the Issuing Bank hereunder, such Bank shall pay interest on its Pro Rata Share thereof to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such reimbursements to the Issuing Bank as Base Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Bank which have been transferred to the Issuing Bank at the Borrower’s request.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of, or any consent to departure from, any Letter of Credit Documents;

(iii) the existence of any claim, setoff, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (f); or

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.6(f) below.

(f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

(iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.7. Fees.

(a) Commitment Fees.

(i) Subject to Section 2.16(a)(iii), the Borrower agrees to pay to the Agent for the account of each Bank a commitment fee per annum equal to the Applicable Margin for commitment fees in effect from time to time on the average daily amount by which such Bank’s Pro Rata Share of the Borrowing Base exceeds the sum of such Bank’s outstanding Advances and such Bank’s Pro Rata Share of the Letter of Credit Exposure, from the Effective Date until the Maturity Date.

(ii) The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December during the term of this Agreement and on the Maturity Date.

(b) Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger for their own accounts the fees described in the letter dated June 24, 2014 from the Agent and the Arranger to the Borrower.

(c) Bank Fees. The Borrower agrees to pay to the Agent for the benefit of the Banks on the Effective Date, the fees agreed to between the Borrower and the Banks in writing.

(d) Letter of Credit Fees.

(i) The Borrower agrees to pay (A) to the Agent for the pro rata benefit of the Banks a per annum fee for each Letter of Credit issued hereunder equal to the Applicable Margin for Eurodollar Advances on the face amount of such Letter of Credit, but with a minimum annual fee of $1,000 on each Letter of Credit (collectively, the “Letter of Credit Fees”); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Bank with respect to any Letter of Credit as to which such Defaulting Bank has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this Section 2.7 shall be payable, to the maximum extent permitted by applicable Legal Requirements, to the other Banks in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account and (B) to the Agent for the benefit of the Issuing Bank a fronting fee for each Letter of Credit equal to 0.125% per annum of the face amount of such Letter of Credit, but with a minimum annual fee of $1,000 on each Letter of Credit. Each such fee with respect to a Letter of Credit shall be payable quarterly in arrears for the period such Letter of Credit is outstanding, and on the Maturity Date.

(ii) The Borrower agrees to pay to the Issuing Bank for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 2.8. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears on the last day of March, June, September, and December and on the date such Base Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.

(b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of Interest Periods that are longer than three months, every three months and on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to (i) until the end of the relevant Interest Period, the Eurodollar Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum and (ii) thereafter, the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.

(c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

(d) Usury.

(i) If, with respect to any Bank, the effective rate of interest contracted for under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the maximum lawful rate that may be contracted for, charged, taken, received or reserved (the “Maximum Rate”) by such Bank in accordance with applicable Legal Requirements, then the outstanding principal amount of the loans made by such Bank hereunder shall bear interest at a rate which would make the effective rate of interest for such Bank under the Credit Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Bank.

(ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Bank the interest rates charged under Section 2.8 hereunder shall be retroactively increased such that the effective rate of interest under the Credit Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

(iii) In calculating all sums paid or agreed to be paid to any Bank by the Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.

(iv) NOTWITHSTANDING the foregoing or any other term in this Agreement and the Credit Documents to the contrary, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then (A) the provisions of this Section 2.8 shall control, and (B) any such excess shall be canceled automatically and, if previously paid, shall at such Bank’s option be applied to the outstanding amount of the loans made hereunder by such Bank or be refunded to the Borrower.

Section 2.9. Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Dallas, Texas time) on the day when due in Dollars to the Agent at 901 Main Street, 14th Floor, Dallas, Texas 75202 (or such other location as the Agent shall designate in writing to the Borrower), in same day funds. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.7, 2.8(c), 2.11, 2.12, 2.13, 8.12, or 9.7, but after taking into account payments effected pursuant to Section 9.4) to the Banks for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and of fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.

Section 2.10. Sharing of Payments, Etc. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Bank hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Bank at such time to (ii) the aggregate amount of the Obligations due and payable to all Banks hereunder and under the other Credit Documents at such time) of payments on account of the Obligations due and payable to all Banks hereunder and under the other Credit Documents at such time obtained by all the Banks at such time or (b) Obligations owing (but not due and payable) to such Bank hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Bank at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Banks hereunder and under the other Credit Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Banks hereunder and under the other Credit Documents at such time obtained by all of the Banks at such time then the Bank receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and subparticipations in Letter of Credit Obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of Obligations then due and payable to the Banks or owing (but not due and payable) to the Banks, as the case may be, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

Section 2.11. Compensation for Losses. Upon demand of any Bank (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Bank to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 9.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Banks under this Section 2.11, each Bank shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

Section 2.12. Increased Costs.

(a) Advances Determined by Reference to Eurodollar Rate. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except the Eurodollar Rate Reserve Percentage) or the Issuing Bank; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Bank or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Bank or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Bank, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, the Issuing Bank or other Recipient, the Borrower will pay to such Bank, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered

(b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that any Change in Law affecting such Bank or the Issuing Bank or any lending office of such Bank or such Bank’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s or the Issuing Bank’s capital or on the capital of such Bank’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Advances made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or the Issuing Bank’s policies and the policies of such Bank’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof after the date hereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations (including increased reserve or similar requirements), and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the Borrower shall pay to the Issuing Bank, from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

(d) Delay in Requests. Failure or delay on the part of any Bank or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Bank’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank or the Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Bank or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Credit Parties under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If Legal Requirements (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with such Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Agent, each Bank and the Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Agent or paid by the Agent, such Bank or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Bank or the Issuing Bank for any reason fails to pay to the Agent as required by clause (ii) of this subsection, net of any amounts the Agent has received as a set off against such Bank or Issuing Bank pursuant to clause (ii) of this subsection; provided that such indemnity shall not be available to the extent that such payment is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent; and provided further that, if the Borrower is required to directly indemnify the Agent pursuant to this sentence, the Agent shall take all steps reasonably requested by the Borrower in order to ensure that the Borrower is subrogated to the Agent’s right to collect from the applicable Bank or Issuing Bank. Prior to seeking indemnity from the Borrower under the immediately preceding sentence, the Agent shall make demand upon the applicable Bank or Issuing Bank for such amounts owed and shall use commercially reasonable efforts to exercise any then available set off rights against such Bank or Issuing Bank to satisfy such amounts owed. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Bank or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, the Borrower shall not be required to compensate the Agent, any Bank or the Issuing Bank pursuant to this Section 2.13 for any Indemnified Taxes unless such Agent, Bank or Issuing Bank requests compensation from the Borrower no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Agent, Bank or Issuing Bank for payment of such Indemnified Taxes, and (ii) the date on which such Agent, Bank or Issuing Bank has made payment of such Indemnified Taxes (except that, if the circumstances giving rise to such Indemnified Taxes are retroactive in effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(ii) Without limiting the provisions of subsection (a) or (b) above, each Bank and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Agent, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority as a result of the failure by such Bank or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Bank or the Issuing Bank, as the case may be, to the Borrower or the Agent pursuant to subsection (e). A certificate as to the amount of any such payment or liability delivered to a Bank or the Issuing Bank by the Borrower or the Agent shall be conclusive absent manifest error. Each Bank and the Issuing Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document against any amount due to the Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Bank or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 2.13, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Legal Requirements to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e) Status of Banks; Tax Documentation. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing,

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Agent executed originals of Internal Revenue Service Form W-9 (or applicable successor form) or such other documentation or information prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements;

(B) each Foreign Bank that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. withholding Tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(I.) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II.) executed originals of Internal Revenue Service Form W-8ECI (or applicable successor form),

(III.) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such

Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(IV.) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9 (or applicable successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(D) if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower or the Agent (as applicable) at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Legal Requirements, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Bank or the Issuing Bank, or have any obligation to pay to any Bank or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank or the Issuing Bank, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Defined Terms. For purposes of this Section 2.13, the term “Bank” includes any Issuing Bank and the term “Legal Requirements” includes FATCA.

Section 2.14. Inability to Determine Rates. If in connection with any request for Eurodollar Rate Advances or a conversion to or continuation thereof (a) the Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advances, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to such proposed Eurodollar Rate Advance or in connection with an existing or proposed Base Rate Advance (in each case with respect to clause (a) (i) above, “Impacted Advances”), or (b) the Agent or the Majority Banks determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to such proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Banks of funding such Advance, the Agent will promptly so notify the Borrower and each Bank. Thereafter, (x) the obligation of the Banks to make Eurodollar Rate Advances, or effect any conversion thereto or continuation thereof, shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar

Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Borrower may revoke, without premium or penalty, any pending request for an Advance of, conversion to or continuation of Eurodollar Rate Advances or, failing that, will be deemed to have converted such request into a request for Advances bearing interest based upon the Base Rate in the amount specified therein.

Notwithstanding the foregoing, if the Agent has made the determination described in clause (a) (i) of this section, the Agent, in consultation with the Borrower and the affected Banks, may establish an alternative interest rate for the Impacted Advances, in which case, such alternative rate of interest shall apply with respect to the Impacted Advances until (1) the Agent revokes the notice delivered with respect to the Impacted Advances under clause (a) of the first sentence of this section, (2) the Agent or the Majority Banks notify the Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Banks of funding the Impacted Advances, or (3) any Bank determines that any Legal Requirement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to make, maintain or fund Advances whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Bank to do any of the foregoing and provides the Agent and the Borrower written notice thereof.

Section 2.15. Cash Collateral.

(a) Certain Credit Support Events. If (i) the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Reimbursement Obligation or (ii) as of the Letter of Credit Expiration Date, any Letter of Credit Exposure for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 7.2(b) or 7.3(b), or (iv) there shall exist a Defaulting Bank, the Borrower shall immediately (in the case of clause (iii) above or within one Business Day (in all other cases) following any request by the Agent or Issuing Bank (with a copy to the Agent) provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Bank). If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate amount of all Letter of Credit Obligations, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate amount of Letter of Credit Obligations over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Legal Requirements, to reimburse the Issuing Bank.

(b) Grant of Security Interest. If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.4(b), 2.6, 2.15, 2.16, 7.2(b), or 7.3(b), then the Borrower and the Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Agent’s standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Cash Collateral Account and grant the Agent a first priority perfected security interest in such account and the funds therein. The Borrower, and to the extent provided by any Defaulting Bank, such Defaulting Bank, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Bank as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Cash Collateral Accounts. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of Sections 2.4(b), 2.6, 2.15(a), 2.16, 7.2(b), or 7.3(b) in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Bank status of the applicable Bank (or, as appropriate, its assignee following compliance with Section 9.6(b)(vi))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 7.7), and (y) the Person providing Cash Collateral and the Issuing Bank, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16. Defaulting Banks.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by applicable Legal Requirements:

(i) Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1, and in the definitions of “Majority Banks” and “Required Banks”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Bank in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Banks, the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the Issuing Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Reimbursement Obligations in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Bank until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations are held by the Banks pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Bank shall be entitled to receive any commitment fee pursuant to Section 2.7(a) for any period during which that Bank is a

Defaulting Bank (and the Borrower shall not be required to pay any such commitment fee that otherwise would have been required to have been paid to that Defaulting Bank).

(B) Each Defaulting Bank shall be entitled to receive Letter of Credit Fees for any period during which that Bank is a Defaulting Bank only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee payable under Section 2.7(a) or any Letter of Credit Fee not required to be paid to any Defaulting Bank pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Bank pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such Letter of Credit Fee otherwise payable to such Defaulting Bank to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Bank, and (z) not be required to pay the remaining amount of any such Letter of Credit Fee.

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Banks in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Bank’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding Advances and Letter of Credit Exposure held by any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Bank Cure. If the Borrower, the Agent and the Issuing Bank agree in writing that a Bank is no longer a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Banks in accordance with their Pro Rata Share (without giving effect to Section 2.16(a)(iv)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

Section 2.17. Mitigation Obligations; Replacement of Banks.

(a) Designation of a Different Lending Office. Each Bank may make any Advance through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Advance in accordance with the terms of this Agreement. If any Bank or the Issuing Bank requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Bank, the Issuing Bank or any Governmental Authority for the account of any Bank or the Issuing Bank pursuant to Section 2.13 or if any Bank gives a notice pursuant to Section 2.4(b)(v), then such Bank or the Issuing Bank shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.4(b)(v), as applicable, and (ii) in each case, would not subject such Bank or the Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank or the Issuing Bank, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank or the Issuing Bank in connection with any such designation or assignment.

(b) Replacement of Banks. If any Bank requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.13 and, in each case, such Bank has declined or is unable to designate a different Lending Office in accordance with Section 2.17(a), or if any Bank is a Defaulting Bank or a Non-Consenting Bank, then the Borrower may replace such Bank in accordance with Section 9.13. (so long as, in the case of a replacement of a Non-Consenting Bank, after giving effect to such replacement and any other replacements effected substantially simultaneously therewith, all of the Banks have approved the relevant consent, waiver, amendment or Borrowing Base increase.

ARTICLE III

CONDITIONS OF LENDING

Section 3.1. Initial Conditions Precedent to Borrowings. This Agreement shall become effective on the date the following conditions precedent are met:

(a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and the Banks, and, where applicable, in sufficient copies for each Bank:

(i) this Agreement, the Notes, the Guaranty by Stone Offshore, the Security Agreement, the Consents, and the Mortgages to the extent required to comply with Section 5.12;

(ii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Liens created under the Security Documents;

(iii) a favorable opinion of Vinson & Elkins L.L.P., counsel to the Credit Parties, dated as of the Effective Date, covering such matters as any Bank through the Agent may reasonably request;

(iv) a favorable opinion of Carver, Darden, Koretzky, Tessier, Finn, Blossman & Areaux LLC, Louisiana counsel to the Borrower covering the Louisiana-law Mortgages and such other matters as any Bank through the Agent may reasonably request;

(v) Reserved;

(vi) a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying as of the Effective Date (A) certificates of good standing and existence or qualification to do business for each of the Borrower and each Guarantor from its jurisdiction of organization and each jurisdiction (other than the State of West Virginia) where it is required to be qualified to do business, (B) the certificate of incorporation, formation, or partnership of each of the Borrower and each Guarantor, (C) the bylaws, limited liability company agreement, or partnership agreement of each of the Borrower and each Guarantor, (D) the resolutions of the Board of Directors of the Borrower and each Guarantor authorizing this Agreement and related transactions, and (E) the incumbency and signatures of the officers of the Borrower and each Guarantor authorized to execute this Agreement and related documents;

(vii) a certificate of a Responsible Officer of Borrower stating that, as of the Effective Date, (A) the representations and warranties contained in this Agreement and the other Credit Documents are true and correct in all material respects, (B) no Default or Event of Default exists, and (C) all conditions set forth in this Section 3.1 and in Section 3.2 have been satisfied (assuming satisfaction by the Agent and the Banks where such satisfaction is specified in such conditions);

(viii) Insurance Certificates from the Borrower’s and Guarantors’ insurance providers setting forth the insurance maintained by Borrower and Guarantors, showing that insurance meeting the requirements of Section 5.2 is in full force and effect and that all premiums due with respect thereto have been paid, showing Agent as loss payee with respect to all such property or physical damage policies and as additional insured with respect to all such liability policies, and stating that such insurer will provide Agent with at least 30 days’ advance notice of cancellation of any such policy for any reason other than for cancellation due to non-payment of the premium which shall require the insurer to provide Agent with at least 10 days’ advance notice;

(ix) such Uniform Commercial Code Lien search reports as Agent shall require, conducted in such jurisdictions and reflecting such names as Agent shall request; and

(x) such other documents, governmental certificates, agreements, and Lien searches as the Agent or any Bank may reasonably request.

(b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid (i) the fees required by Section 2.7(b) and (c), (ii) all costs and expenses which have been invoiced and are payable pursuant to Section 9.4, and (iii) all fees payable to the Arranger and Agent pursuant to any written agreement between Borrower and the Arranger or the Agent.

(c) Financial Statements. The Agent shall have reviewed and be satisfied with (i) the Financial Statements and (ii) projections for the fiscal years ending 2014, 2015 and 2016, including balance sheets and income and cash flow statements.

(d) No Material Litigation. The absence of any action, suit, investigation or proceeding pending or threatened as of the Effective Date in any court or before any arbitrator or Governmental Authority that (i) could reasonably be expected to cause a Material Adverse Change, except as set forth on Schedule 4.7 or (ii) purports to adversely affect any transaction contemplated hereby or the ability of the Borrower and the Guarantors to perform their respective obligations under the Credit Documents.

(e) Engineering Reports. The Agent shall have received Oil and Gas Reserve Reports for the Oil and Gas Properties included in the Borrowing Base.

(f) Environmental Condition. The Agent shall be reasonably satisfied with the environmental condition of the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

(g) Title. The Borrower shall have delivered to the Agent title reports (or title opinions) regarding that portion of the Borrowing Base Assets representing not less than 80% of the Aggregate Oil and Gas Property Value of the Borrower and its Restricted Subsidiaries as set forth in the most recently delivered Oil and Gas Reserve Report delivered prior to the Effective Date, and such title reports or opinions shall reflect that the Borrower and its Subsidiaries have good and marketable title to all such Borrowing Base Assets, free and clear of all Liens, except for Permitted Liens.

(h) Other Matters. All matters related to this Agreement, the other Credit Documents, and Borrower or any Guarantor shall be acceptable to Agent and each Bank in their sole discretion, and Borrower shall have delivered to Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Credit Documents, and Borrower or any Guarantor as Agent or any Bank shall request.

Without limiting the generality of the provisions of the last paragraph of Section 8.3, for purposes of determining compliance with the conditions specified in this Section 3.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

Section 3.2. Conditions Precedent to All Borrowings. The obligation of each Bank to make an Advance on the occasion of each Borrowing (other than a continuation pursuant to Section 2.3(b), or a Conversion pursuant to Section 2.3(b)) and of the Issuing Bank to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit:

(a) the Agent shall have timely received a Notice of Borrowing or Letter of Credit Application, as applicable;

(b) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that, on the date of such Borrowing, or the issuance, increase, or extension of such Letter of Credit, such statements are true):

(i) the representations and warranties contained in Article IV and the other Credit Documents are true and correct in all material respects (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance, increase, or extension of such Letter of Credit; and

(iii) the funding of such Borrowing or issuance of such Letter of Credit and all other Borrowings to be made or Letters of Credit to be issued on the same day under this Agreement, shall not (A) cause the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to exceed the lesser of (1) the Borrowing Base and (2) the aggregate Commitments, or (B) cause the Letter of Credit Exposure to exceed $300,000,000.

Each Notice of Borrowing or Letter of Credit Application submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 3.2(b) have been satisfied on and as of the date of the applicable Advance or issuance of Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Guarantor is a corporation, limited liability company, or limited partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Subsidiary of the Borrower (other than Excluded Subsidiaries) has complied with the requirements of Section 5.9. Schedule 4.1 lists each Subsidiary of the Borrower as of the Effective Date, its jurisdiction and type of organization, the owners of the Equity Interests in such Subsidiary, and indicates whether such Subsidiary is a Restricted Subsidiary, an Unrestricted Subsidiary, or otherwise an Excluded Subsidiary.

Section 4.2. Corporate Power; Authorization; No Violation.

(a) The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party and by the Guarantors of the Guaranties and the consummation of the transactions contemplated hereby and thereby (i) are within the Borrower’s and the Guarantors’ corporate, limited liability, or limited partnership powers, (ii) have been duly authorized by all necessary corporate, limited liability, or limited partnership action, (iii) do not contravene (A) the Borrower’s or any Guarantor’s certificate or articles of incorporation or formation, by-laws, limited liability company agreement or other governing documents or (B) any applicable law or any material Contractual Requirement binding on the Borrower or any Guarantor, and (iv) will not result in or require the creation or imposition of any Lien (other than Permitted Liens).

(b) At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing (i) will be within the Borrower’s corporate powers, (ii) will have been duly authorized by all necessary corporate action on the part of the Borrower, (iii) will not contravene (A) the Borrower’s certificate of incorporation or by-laws or (B) any applicable law or any material Contractual Requirement binding on the Borrower, and (iv) will not result in or require the creation or imposition of any Lien (other than Permitted Liens).

Section 4.3. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or third party is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the consummation of the transactions contemplated thereby, except for (a) those that have already been obtained or made, (b) routine consents, authorizations, filings and notices required to be made in the ordinary course of business, (c) the filing of UCC-1 or UCC-3 financing statements in the appropriate filing offices and (d) filings required pursuant to Section 5.9 in connection with new Subsidiaries or Section 5.12 and Section 5.13 in connection with the mortgaging of additional Oil and Gas Properties. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or third party (in each case, which has not been obtained) will be required for such Borrowing or the use of the proceeds of such Borrowing.

Section 4.4. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower, and the Guaranties and the other Credit Documents to which any Guarantor is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.5. Financial Statements; Solvency. The Financial Statements, copies of which have been furnished to each Bank, fairly present in all material respects the consolidated financial condition of the Borrower and its Restricted Subsidiaries, as at such date and the consolidated results of the operations of the Borrower and its Restricted Subsidiaries, for the fiscal year ended on such date, and such consolidated balance sheets and consolidated statements of operations, cash flow, and stockholders’ equity were prepared in accordance with GAAP (or in compliance with the regulations promulgated by the SEC), subject, in the case of unaudited Financial Statements, to the absence of footnotes and to normal year-end audit adjustments. Since the date of the Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to cause a Material Adverse Change. As of the Effective Date, after giving effect to the consummation of the transactions occurring on the Effective Date (including the execution and delivery of this Agreement, the making of any Advance on the Effective Date and the use of proceeds of such Advance), the Borrower on a consolidated basis with its Restricted Subsidiaries is Solvent.

Section 4.6. True and Complete Disclosure. All factual information (excluding estimates, projections, pro forma financial information and information of a general economic or industry nature) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to any Bank or the Agent for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby (as modified or supplemented by other information so furnished) is (when taken as a whole) true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading, in light of the circumstances under which they were made. With respect to financial projections and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and when delivered to the Agent or the Banks; it being understood that such projections may vary from actual results and that such variances may be material and that, with respect to Oil and Gas Reserve Reports, projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Oil and Gas Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to be accurate.

Section 4.7. Litigation. Set forth on Schedule 4.7 is an accurate description of all of the Borrower’s and its Restricted Subsidiaries’ pending litigation existing on the Effective Date which could reasonably be expected to cause a Material Adverse Change. There is no pending or, to the knowledge of the Borrower, threatened action, proceeding, or investigation affecting the Borrower or any of its Restricted Subsidiaries before any court, Governmental Authority or arbitrator, which (a) could reasonably be expected to cause a Material Adverse Change, except as set forth on Schedule 4.7, or (b) purports to affect the legality, validity, binding effect, or enforceability of this Agreement, any Note, or any other Credit Document.

Section 4.8. Use of Proceeds. All Advances and Letters of Credit shall be used (a) to pay costs and expenses related to the credit facility evidenced by this Agreement and (b) for working capital, capital expenditures, and general corporate purposes of the Borrower and its Subsidiaries (including without limitation to finance acquisitions of Oil and Gas Properties and other Permitted Acquisitions). The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation U or X.

Section 4.9. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10. Taxes. Proper and accurate (in all material respects) federal, state, local, and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time of filing) by or on behalf of the Borrower, its Subsidiaries, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained with appropriate governmental agencies in all jurisdictions in which such returns, reports, and statements are required to be filed, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all taxes (which are material in amount) and other material impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof, except where contested in good faith by appropriate proceedings. The reserves for accrued taxes reflected in the financial statements delivered to the Banks under this Agreement are adequate in the aggregate for the payment of all unpaid taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such taxes or reserves therefor, the failure to pay or provide for which does not and could not reasonably be expected to cause a Material Adverse Change. Timely payment of all material sales and use taxes required by applicable law has been made by the Borrower and all other members of the Tax Group.

Section 4.11. ERISA Compliance.

(a) Except where such failure could not reasonably be expected to cause a Material Adverse Change, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws. Except where such failure or event could not reasonably be expected to cause a Material Adverse Change, (i) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service and (ii) to the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c) In all cases, except where such event or failure, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change: (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 4.12. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Restricted Subsidiaries are in all material respects in good repair, working order and condition. Except as could not reasonably be expected to cause a Material Adverse Change, since the date of the Financial Statements, neither the business nor the material Properties of the Borrower and each of its Restricted Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

Section 4.13. No Burdensome Restrictions; No Defaults. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors are not in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Guarantor is a party and which could reasonably be expected to cause a Material Adverse Change. No Default has occurred and is continuing.

Section 4.14. Environmental Condition.

(a) Permits, Etc. Except as set forth on Schedule 4.14(a), the Borrower and its Subsidiaries (i) have obtained all Environmental Permits material to the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in compliance in all material respects with all terms and conditions of such Environmental Permits and with all other applicable Environmental Laws; (iii) have not received written notice of any material unresolved violation or material alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as set forth on Schedule 4.14(b), none of the present or, to the Borrower’s actual knowledge, previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogues, or have been otherwise investigated, designated, listed, or identified as a potential site for any material removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has resulted in any condition at the site, or, to the Borrower’s actual knowledge, at any third-party site, that could reasonably be expected to result in the imposition of any Response, notice, or investigatory obligations on the Borrower or any of its Subsidiaries under applicable Environmental Law that could reasonably be expected to cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, except for matters that could not reasonably be expected to result in a Material Adverse Change: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, or its present or former Subsidiaries on any of their presently or, to the Borrower’s actual knowledge, formerly owned or operated Property (ii) there are no current liabilities of the Borrower and its Restricted Subsidiaries arising under any Environmental Laws, and (iii) to the Borrower’s actual knowledge, there are no facts or circumstances that could reasonably be expected to result in the imposition of any liabilities, costs or obligations on the Borrower or its Restricted Subsidiaries in connection with any Environmental Laws.

Section 4.15. Permits, Licenses, Etc.; Compliance with Legal Requirements. Except for Environmental Permits, which are addressed in Section 4.14(a), the Borrower and its Restricted Subsidiaries possess (a) all permits and licenses which are material to the conduct of its business and (b) except where the failure to possess the same could not reasonably be expected to result in a Material Adverse Change, all patents, patent rights or patent licenses, trademarks, trademark rights, trade names rights and copyrights necessary for the conduct of its business. The Borrower and its Subsidiaries manage and operate their business in accordance with all applicable Legal Requirements and good industry practices, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 4.16. Gas Contracts. Neither the Borrower nor any of its Restricted Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s consolidated Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) has produced gas, in any material amount, subject to, and none of the Borrower’s consolidated Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower or its relevant Restricted Subsidiary has established monetary reserves adequate in amount in accordance with GAAP to satisfy such obligations.

Section 4.17. Title to Properties, Liens, Leases, Etc.

(a) Except as is being cured pursuant to Section 5.13, the Borrower and/or its applicable Restricted Subsidiaries (i) have good and marketable title to all Borrowing Base Assets, free and clear of all Liens, except for Permitted Liens, and (ii) have good and marketable title to all material assets reflected in the financial statements most recently delivered pursuant to Section 5.6(a) or Section 5.6(b), free and clear of all Liens, except for Permitted Liens.

(b) On the Effective Date, (i) with respect to the Mortgages, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary as of such date to create and perfect the Liens provided for in the Mortgages will have been made, obtained and taken in all relevant jurisdictions and (ii) with respect to the Security Agreement, (A) all UCC-1 financing statements which are necessary as of such date to create and perfect the Liens provided for in the Security Agreement will have been made, obtained and taken in all relevant jurisdictions and (B) all actions necessary to grant control over the Pledged Securities (as defined in the Security Agreement) have been taken.

(c) All leases and agreements for the conduct of business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements, in each case except which could not reasonably be expected to cause a Material Adverse Change.

(d) No Credit Party is a party to any agreement or arrangement (other than as permitted under Section 6.3), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.

Section 4.18. Mineral Interests.

(a) Except for Permitted Liens, all Borrowing Base Assets are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid.

(b) Without regard to any consent or non-consent provisions of any joint operating agreement covering the Borrower’s or any Guarantor’s Proved Mineral Interests, and except for Permitted Liens, the Borrower’s and each Guarantor’s share of (i) the costs for each Borrowing Base Asset is not greater than the decimal fraction set forth in the most recently delivered Oil and Gas Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI”, or similar terms, and (ii) production from, allocated to, or attributed to each such Borrowing Base Asset is not less than the decimal fraction set forth in such Oil and Gas Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.

(c) Each well drilled in respect of proved producing reserves described in the most recently delivered Oil and Gas Reserve Report (i) is capable of, and was, as of the date of such Oil & Gas Reserve Report, producing Hydrocarbons in commercial quantities, and Borrower and each Guarantor (as applicable) is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders and (ii) to Borrower’s knowledge, has been drilled, bottomed, completed, and operated in compliance in all material respects with applicable Legal Requirements and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

Section 4.19. Sanctions. Neither the Borrower, nor any of its Subsidiaries, nor any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

Section 4.20. Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower agrees to comply with the following covenants.

Section 5.1. Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Restricted Subsidiaries to comply, with all Legal Requirements except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Restricted Subsidiaries do business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change; provided, however, that this Section 5.1 shall not prevent the Borrower, or any of its Restricted Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

Section 5.2. Maintenance of Insurance.

(a) Required Insurance Coverage. The Borrower will maintain, and will cause each Restricted Subsidiary to maintain, property and physical damage insurance on selected real and personal property on an all risks basis (including the perils of flood and quake on a sub-limited basis), covering the repair and replacement cost of all such selected property. Borrower will also maintain commercial general liability and excess liability insurance and products/completed operations liability coverage. Each of the policies described in this clause (a) shall be of the kinds and in the amounts customarily carried or maintained by Persons of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates; provided that the Borrower may self-insure against wind damage if deemed appropriate by the Borrower. All such insurance (other than permitted self-insurance) shall be provided by insurers having a minimum A.M. Best policyholders rating of A-, VII. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, bring or keep any article on any business location of the Borrower or any of its Restricted Subsidiaries, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition would reasonably cause the invalidation of any insurance required by this Section 5.2, or would otherwise be prohibited by the terms thereof.

(b) Loss Payee; Additional Insured.

(i) On or prior to the Effective Date, and at all times thereafter, the Borrower will cause the Agent to be named as (A) an additional insured on each liability policy required to be maintained pursuant to this Section 5.2, and (B) loss payee (which shall include, as applicable, identification as mortgagee) on each property and physical damage policy required to be maintained pursuant to this Section 5.2 for any Property Proceeds in excess of $10,000,000 arising from a single event or related series of events.

(ii) If (A) the Agent receives Property Proceeds in its capacity as loss payee, (B) no Default or Event of Default exists at such time, and (C) such Property Proceeds are not required to be applied as a prepayment under the terms of this Agreement, the Agent will remit such Property Proceeds to the Borrower within 15 days after receipt thereof.

(iii) The Agent shall, promptly after the Effective Date, deliver, to the Borrower’s insurance broker for delivery to each insurer that provides a property or physical damage policy on which the Agent is listed as loss payee, a revocable notice that such insurer may pay any Property Proceeds arising from a single event or related series of events that occurred prior to the date of this Agreement directly to the Borrower; provided that (A) such notice may be revoked by the Agent at any time when a Default or Event of Default exists or any such Property Proceeds would be required to be applied as a prepayment under the terms of this Agreement, and (B) any Property Proceeds payable under such policy after receipt by the insurer of written notice of such revocation shall be paid directly to the Agent. If such Default or Event of Default is cured or waived, the foregoing arrangement may be restored with respect to future Property Proceeds.

(iv) All loss payee and additional insured endorsements must be in form and substance reasonably acceptable to the Agent.

(c) Evidence of Insurance Coverage. The Borrower will deliver to the Agent on the Effective Date, an Insurance Certificate from the Borrower’s insurance broker in effect on such date showing the amount of coverage under all such policies as of such date, showing the endorsements required above, and showing waivers of all rights of subrogation against all loss payees and additional insureds. Each such Insurance Certificate will also indicate that each additional insured and loss payee will be given at least 30 days’ written notice of the cancellation, termination, reduction in amount or material change in coverage to any part of any applicable policy; provided that for cancellation of the policy due to non-payment of the premium, only 10 days’ advance written notice shall be required. Annually, on or prior to the 60th day after the renewal or effectiveness thereof, the Borrower shall provide Insurance Certificates for each of its insurance policies and such additional information as to the applicable policies as is reasonably requested by any Bank. The Borrower will deliver to the Agent, (i) within 15 days after receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing under the applicable policy immediately prior to such notice, (ii) no later than 30 days after any cancellation or nonrenewal of any insurance policy by the applicable insurer, notice thereof, unless such policy has been renewed or replaced with a substantially similar policy, and (iii) notice of any cancellation or nonrenewal of any insurance policy by the Borrower no later than 30 days thereafter.

Section 5.3. Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Restricted Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except, in each case, where failure to qualify or preserve and maintain its rights and franchises could not reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.4.

Section 5.4. Payment of Taxes. The Borrower shall, and shall cause each Restricted Subsidiary to, pay, discharge, or otherwise satisfy all material Tax liabilities of the Borrower and its Restricted Subsidiaries before the same shall become delinquent, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or applicable Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction).

Section 5.5. Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Restricted Subsidiaries to, permit the Agent or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Restricted Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with any of their respective officers or directors; provided, however, that the Agent or the Bank for whose benefit such inspection and visitation is made assumes sole responsibility for the condition of any property of the Borrower or its Restricted Subsidiaries so visited and inspected, the access and egress thereto (including, but not limited to wharves, docks, and helicopter landing areas), and any vice or defect therein or thereon, and assumes all responsibility for and hereby releases and indemnifies the Borrower, its Affiliates, and their officers, directors, employees, and agents against any claim for damage or injury to or by the Agent or such Bank (or the representatives thereof) or to the Borrower’s or its Subsidiaries’ Property which may be occasioned by such inspection and visitation of the Borrower’s or its Subsidiaries’ Property.

Section 5.6. Reporting Requirements. The Borrower shall furnish to the Agent:

(a) Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations, cash flows, and stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, in each case certified by Ernst & Young LLP or other independent certified public accountants of national standing, and including any management letters delivered by such accountants to the Borrower in connection with such audit, (ii) the capital budget for the Borrower and its Subsidiaries established by the Board of Directors of the Borrower for the next fiscal year, in reasonable detail by geographical area and type of expenditure, and (iii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower; provided that if there are any Unrestricted Subsidiaries at the end of any fiscal year in respect of which the financial statements referred to in this Section 5.6(a) are delivered, then concurrently with such delivery, the Borrower shall also furnish to the Agent related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements;

(b) Quarterly Financials. As soon as available and in any event not later than 90 days after the end of each of the first three quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by the Chief Financial Officer or Chief Accounting Officer of the Borrower as having been prepared in accordance with GAAP (or in compliance with the regulations promulgated by the SEC), and (ii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower; provided that if there are any Unrestricted Subsidiaries at the end of any fiscal quarter in respect of which the financial statements referred to in this Section 5.6(b) are delivered, then concurrently with such delivery, the Borrower shall also furnish to the Agent related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements;

(c) Oil and Gas Reserve Reports.

(i) As soon as available but in any event on or before March 31 of each year, an engineering report in form and substance meeting the requirements of the SEC for financial reporting purposes, certified by Netherland, Sewell & Associates Inc. or such other firm or firms of independent consulting petroleum engineers reasonably acceptable to the Agent as fairly setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower’s and its Restricted Subsidiaries’ consolidated Oil and Gas Properties as of December 31 of the previous year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.

(ii) As soon as available but in any event on or before September 30 of each year, an internal engineering report in form and substance reasonably satisfactory to the Agent, certified by a Responsible Officer of the Borrower, to such Responsible Officer’s actual knowledge without investigation and not in such Responsible Officer’s individual capacity, as fairly setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower’s and its Restricted Subsidiaries’ consolidated Oil and Gas Properties as of June 30 of such year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.

(iii) Each engineering report delivered pursuant to Section 5.6(c)(i), (ii) or (iv) shall be accompanied by a certificate, executed by a Responsible Officer of the Borrower in the form of Exhibit I attached hereto, which (A) sets forth the Mortgaged Property Value, as set forth in such Oil and Gas Reserve Report, (B) either (y) demonstrates and certifies that such Mortgaged Property Value equals or exceeds 80% of the Aggregate Oil and Gas Property Value as set forth in such Oil and Gas Reserve Report or (z) demonstrates and certifies the amount by which such Mortgaged Property Value is less than 80% of such Aggregate Oil and Gas Property Value and agrees that the Borrower shall take all actions required under Section 5.12 hereof within the period required by such Section 5.12, and (C) certifies a true, correct and complete schedule of all Swap Contracts of the Credit Parties, specifying the type of Swap Contract, pricing arrangements, volume, expiration, counterparty, and such other information as may be reasonably requested by the Agent.

(iv) (A) At least 10 days prior to the consummation of any Disposition, whether or not in the ordinary course of business, by the Borrower or any Guarantor of any Mortgaged Property for which the value of the future net income attributed thereto in the most recently delivered Oil and Gas Reserve Report (individually or on a cumulative basis with all sales of Mortgaged Properties consummated since the date of such Oil and Gas Reserve Report) comprised in excess of five percent (5%) of the Mortgaged Property Value as set forth in such report, (B) at least 10 days prior to the consummation of any acquisition by the Borrower or any Guarantor of any Oil and Gas Property for which the value of the future net income attributed thereto in the engineering reports obtained in connection with such acquisition (individually or on a cumulative basis with all acquisitions of Oil and Gas Properties consummated since the date of such report) comprises in excess of 5% of the Oil and Gas Property Value as set forth in the Oil and Gas Reserve Report most recently delivered under this Agreement, and (C) no later than 10 days following the written request of the Agent (provided that, so long as no Event of Default exists, the Agent shall not make more than two such requests in any calendar year, the Borrower shall provide (y) an updated internal Oil and Gas Reserve Report, current as of the end of the month then most recently ended for which production data is available and in form and substance reasonably satisfactory to the Agent, setting forth the information required by Section 5.6(c)(ii) for internal Oil and Gas Reserve Reports and (z) a certificate as required by Section 5.6(c)(iii) which, in the case of any Disposition of any Mortgaged Property or acquisition of any Oil and Gas Property shall make the required calculation giving pro forma effect to such transaction (including, in the case of any Disposition of any Mortgaged Property, the inclusion of any additional Oil and Gas Properties mortgaged by the Borrower or the Guarantors prior to or concurrently with such Disposition).

(v) The Agent and the Banks acknowledge that the Oil and Gas Reserve Reports contain certain proprietary information including geological and geophysical data, maps, models, and interpretations necessary for determining the Borrowing Base and the creditworthiness of the Borrower and the Guarantors. The Agent and the Banks agree to maintain the confidentiality of such information except (A) as required by applicable law and (B) that the Agent and the Banks may share such information with Eligible Assignees who are potential transferees of their interests under this Agreement pursuant to Section 9.6 if such Eligible Assignees agree to maintain the confidentiality of such information pursuant to Section 9.18.

(d) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Restricted Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

(e) Securities Law Filings. Except as provided in paragraphs (a) and (b) above, promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Restricted Subsidiaries sends to or files with the SEC or sends to any shareholder of the Borrower;

(f) ERISA Events. As soon as possible and in any event within ten Business Days after the occurrence of each ERISA Event known to a Responsible Officer of the Borrower or any of its Restricted Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such ERISA Event and the actions which the Borrower has taken and proposes to take with respect thereto;

(g) Other ERISA Notices. Promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(h) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any form of notice, investigation, summons or citation received from the EPA, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability on the Borrower or any of its Restricted Subsidiaries or in relation to their respective Oil and Gas Properties in excess of $2,500,000, (ii) any action or omission on the part of the Borrower or any of its present or former Restricted Subsidiaries in connection with Hazardous Waste or a Release of Hazardous Substances which could reasonably result in the imposition of liability on the Borrower or any of its Restricted Subsidiaries or in relation to their respective Oil and Gas Properties in excess of $10,000,000, including without limitation any notice of potential responsibility under CERCLA or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located, pursuant to Environmental Laws;

(i) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, a copy of (i) any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority (including material Environmental Permits) and (ii) any other material notice from any Governmental Authority;

(j) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change;

(k) Disputes, Etc. Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Restricted Subsidiaries which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Restricted Subsidiaries; and

(l) Other Information. Promptly, such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Restricted Subsidiaries, as any Bank through the Agent may from time to time reasonably requests;

Documents required to be delivered pursuant to Section 5.6 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted by, or on behalf of, the Borrower (y) on the Borrower’s internet website or another internet or intranet website to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) or (z) on the website of the SEC; provided that the Borrower shall deliver paper copies of such documents to the Agent or any Bank upon its written request, until a written request to cease delivering paper copies is given by the Agent or such Bank. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.7. Designation of Public Information. The Borrower hereby acknowledges that (a) Agent and/or the Arranger will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger, the Issuing Bank and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” unless and until the Agent (1) has been notified in writing by any Bank that it is a Public Bank or has received notice through the Platform that any Bank is a Public Bank and (2) has given notice to the Borrower that any Bank is a Public Bank.

Section 5.8. Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain their material Properties used or to be used in the continuing operations of the Borrower and its Subsidiaries in all material respects in good repair, working order, and condition and (b) abstain from committing and from knowingly or willfully permitting the commission of, waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to result in Response activities the costs of which could be reasonably expected to result in a Material Adverse Change.

Section 5.9. New Subsidiaries. Prior to the creation or acquisition of any Subsidiary (other than an Excluded Subsidiary) after the date of this Agreement or if an existing Excluded Subsidiary ceases to be an Excluded Subsidiary after the date of this Agreement, the Borrower shall give written notice of such new Subsidiary to the Agent. Within 15 days after such creation or acquisition or such Subsidiary’s no longer being an Excluded Subsidiary, the Borrower shall cause (a) such Subsidiary to execute and deliver to the Agent a Guaranty (or joinder to an existing Guaranty) with such changes as the Agent may reasonably request, (b) such Subsidiary to execute and deliver to the Agent a Security Agreement (or joinder to an existing Security Agreement) with such changes as the Agent may reasonably request, (c) if such Subsidiary holds Oil and Gas Properties, and if the Mortgaged Property Value as set forth in the certificate of such value delivered in connection with the most recently delivered Oil and Gas Reserve Report is less than 80% of the Aggregate Oil and Gas Property Value (after giving effect to such new Subsidiary’s Oil and Gas Properties), such Subsidiary to execute and deliver to the Agent a Mortgage or Mortgages granting an Acceptable Security Interest in such Oil and Gas Properties, (d) each equity holder of such Subsidiary to execute and deliver a supplement or joinder to its Security Agreement evidencing its pledge of the equity of such Subsidiary (unless the Equity Interests of such Subsidiary are Excluded Equity Interests), (e) such Subsidiary and such equity holders to deliver to the Agent evidence of corporate authority to enter into such documentation as the Agent may reasonably request, including, without limitation, if requested by Agent, a legal opinion regarding the enforceability of such documentation and (f) such Subsidiary and such equity holders deliver to the Agent such other documentation, or authorize Agent to take such other action, as is reasonably requested by Agent.

Section 5.10. Maintenance of Books and Records. The Borrower shall, and shall cause its Restricted Subsidiaries to, (a) maintain proper books of record and account, in which full, true, and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

Section 5.11. Use of Proceeds. The Borrower shall, and shall cause its Subsidiaries to, use all Advances and Letters of Credit (a) to pay costs and expenses related to the credit facility evidenced by this Agreement and (b) for working capital, capital expenditures, and general corporate purposes of the Borrower and its Subsidiaries (including without limitation to finance acquisitions of Oil and Gas Properties and other Permitted Acquisitions).

Section 5.12. Agreement to Mortgage; Further Assurances.

(a) If any certificate delivered pursuant to Section 5.6(c)(iii) or (iv) demonstrates that the Mortgaged Property Value as set forth in the related Oil and Gas Reserve Report is less than (x) 70% (prior to the expiration of the Post-Closing Deadline) or (y) 80% (after the expiration of the Post-Closing Deadline) of the Aggregate Oil and Gas Property Value as set forth in such report, the Borrower shall, or shall cause the Guarantors to (i) promptly, but in any event within 60 days of the delivery of such certificate, grant to the Agent an Acceptable Security Interest in (A) additional Oil and Gas Properties of the Borrower or the Guarantors as necessary to cause the Mortgaged Property Value to equal or exceed (x) 70% (prior to the expiration of the Post-Closing Deadline) or (y) 80% (after the expiration of the Post-Closing Deadline) of the Aggregate Oil and Gas Property Value, together with all related equipment and (B) the Borrower’s and the Guarantors’ contracts related to such additional Mortgaged Properties (unless the granting of a security interest in any such contract requires the consent of the applicable counterparty, in which case the Borrower or applicable Guarantor shall grant such security interest upon receipt of such consent), and (ii) promptly, but in any event within 90 days of the delivery of such certificate (A) perform such title review, title reports (provided that no title opinions shall be required), and title clean-up as are reasonably requested by the Agent with respect to such additional Mortgaged Properties, (B) use commercially reasonable efforts to obtain consents from contract counterparties with respect to each such additional Mortgaged Contract that is material to (y) the Credit Parties’ business or financial condition or (z) the operation and ownership of the additional Mortgaged Property to which it relates (including without limitation production, transportation, and marketing of oil and gas produced therefrom), in each case, to the extent such material Mortgaged Contract prohibits or restricts assignment of the applicable Credit Party’s rights thereunder to the Agent, unless otherwise agreed by Agent and the Majority Banks, and (C) take such other actions, approve such other filings, provide such opinions of counsel, and execute and deliver such other documents as are reasonably requested by the Agent in connection with the foregoing.

(b) The Credit Parties shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of more fully perfecting or renewing the rights of the Agent and the Banks with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Credit Party which may be part of the Collateral) pursuant hereto or thereto, including without limitation using commercially reasonable efforts to obtain consents from contract counterparties with respect to any future Mortgaged Contract that is material to (i) the Credit Parties’ business or financial condition or (ii) the operation and ownership of the Mortgaged Property to which it relates (including without limitation production, transportation, and marketing of oil and gas produced therefrom), in each case, to the extent such material Mortgaged Contract prohibits or restricts assignment of the applicable Credit Party’s rights thereunder to the Agent, unless otherwise agreed by Agent and the Majority Banks. Upon the exercise by the Agent or any Bank of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent or such Bank may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.13. Title Information and Cure.

(a) Within 60 days after the delivery to the Agent and the Banks of each Oil and Gas Reserve Report required by Section 5.6, the Borrower shall deliver title information (provided that no title opinions shall be required) in form and substance reasonably acceptable to the Agent covering enough of the Oil and Gas Properties evaluated by such Oil and Gas Reserve Report that were not included in the immediately preceding Oil and Gas Reserve Report, so that the Agent shall have received, together with title information previously delivered to the Agent, reasonably satisfactory title information on at least 80% of the Aggregate Oil and Gas Property Value; provided that, to the extent it is not possible or is impractical for the Borrower to satisfy such 80% requirement without delivering title information covering Oil and Gas Properties located in the Marcellus Shale, the 60-day deadline set forth above shall be extended by an additional 60 days, but only with respect to the Oil and Gas Properties located in the Marcellus Shale.

(b) Within 60 days after notice from the Agent that title defects or exceptions (including defects or exceptions as to priority, but excluding Permitted Liens) exist with respect to any Oil and Gas Properties such that the Agent no longer has reasonably satisfactory title information on at least 80% of the Aggregate Oil and Gas Property Value, then the Borrower shall do one or a combination of the following so that the Agent shall have received, together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the Aggregate Oil and Gas Property Value: (i) cure any such title defects or exceptions, (ii) substitute acceptable Oil and Gas Properties having an equivalent or greater value with no title defects or exceptions other than Permitted Liens or (iii) deliver title information (provided that no title opinions shall be required) in form and substance acceptable to the Agent.

(c) If the Borrower is unable to cure any title defect requested by Agent to be cured within the 60-day period referred to in subsection (b) above or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the Aggregate Oil and Gas Property Value in accordance with subsection (b) above, such failure shall not be an Event of Default, but instead the Agent shall have the right to exercise the following remedy in its sole discretion from time to time while such condition persists, and any failure to so exercise this remedy at any such time shall not be a waiver as to future exercise of the remedy by Agent or the Banks. To the extent that the Agent is not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Agent may send a notice to the Borrower and the Banks that the then outstanding Borrowing Base shall be reduced by 50% of the value given to such unacceptable Mortgaged Property in the most recently delivered Oil and Gas Reserve Report.

Section 5.14. Unrestricted Subsidiaries; Designation and Redesignation.

(a) The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Redesignation”) upon delivery to the Agent of written notice from the Borrower; provided that (i) immediately before and after such designation, the Specified Covenants Test is satisfied with respect to such designation and (ii) such Subsidiary does not, nor does any of its Subsidiaries (A) own any Capital Stock of the Borrower or any Restricted Subsidiary, (B) hold any Debt of the Borrower or any Restricted Subsidiary, or (C) hold any Lien on property of the Borrower or any Restricted Subsidiary.

(b) The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute (i) an Investment under Section 6.6 by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein and (ii) a Disposition, with respect to the Borrowing Base Assets and other assets of such Restricted Subsidiary, for purposes of the provisions of Section 2.2(e) and any other provision of this Agreement.

(c) The Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary upon delivery of written notice to the Agent; provided that such designation shall constitute (i) the incurrence at the time of designation of any Debt and Liens of such newly designated Restricted Subsidiary existing at such time, (ii) a reduction in any Investment under Section 6.6 to the extent that such Investment was attributable to such Restricted Subsidiary being an Unrestricted Subsidiary at the date of designation in an amount equal to the Fair Market Value of the Borrower’s investment therein and (iii) an acquisition of Oil and Gas Properties for purposes of Section 2.2(c) and any other provision of this Agreement.

(d) Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the preceding conditions in Section 5.14(a) and (b).

Section 5.15. Anti-Corruption Laws. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with applicable Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 5.16. Post-Closing Requirement. On or before July 24, 2014 (or such later date as the Agent may agree in its sole discretion) (the “Post-Closing Deadline”), the Borrower shall provide:

(a) one or more Mortgages executed by the Borrower in form suitable for filing in West Virginia and encumbering the Borrower’s Oil and Gas Properties located in West Virginia sufficient for the Borrower to comply with Section 5.12 after the expiration of the Post-Closing Deadline; and

(b) a favorable opinion of Steptoe & Johnson PLLC, West Virginia counsel to the Borrower covering the West Virginia-law Mortgages and such other matters as any Bank through the Agent may reasonably request.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower agrees to comply with the following covenants.

Section 6.1. Liens. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Restricted Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:

(a) Liens securing the Obligations;

(b) Liens specified in the attached Schedule 6.1 on the Property owned by the Borrower and its Restricted Subsidiaries which is specified therein securing only the obligations disclosed to be secured by such Liens therein;

(c) Liens securing Debt permitted under Section 6.2(c) and Section 6.2(h); provided that (i) in respect of Debt permitted under Section 6.2(c) each such Lien encumbers only the Property acquired, leased, repaired, replaced, constructed, expanded or improved in connection with the creation of any such Debt, (ii) in respect of Debt permitted under Section 6.2(h) each such Lien encumbers only the insurance policy being financed and the proceeds thereof, and (iii) no such Lien encumbers Borrowing Base Assets;

(d) Liens for taxes, assessments, or other governmental charges or levies that (i) are not yet due or (ii) provided foreclosure, distraint, sale, or other similar proceedings shall not have been initiated, are being contested in good faith by appropriate proceedings, and for which such reserve as may be required by GAAP shall have been made;

(e) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that (i) are not overdue for a period of more than 30 days or (ii) are being contested in good faith by appropriate proceedings and for which such reserves as may be required by GAAP shall have been made;

(f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(g) (i) Easements, rights-of-way, restrictive covenants on real property, and other similar encumbrances, none of which interfere with the ordinary conduct of the business of Borrower or the relevant Subsidiary or materially detract from the value or use of the Property to which they apply, and (ii) Immaterial Title Deficiencies;

(h) Liens (including the right of set-off and similar rights and remedies) created in the ordinary course of business in favor of banks and other financial institutions over credit balances of, or attaching to, any bank accounts, commodity trading accounts or other brokerage accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be;

(i) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or the relevant Subsidiary acquired the Property, which have been disclosed to the Agent;

(j) Liens to secure plugging and abandonment obligations;

(k) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(l) Liens on cash or securities pledged to secure performance to the seller of any Property to be acquired in an Investment pursuant to Section 6.6 to be applied against the purchase price for such Investment or representing a cash earnest money deposit or advance for any such potential Investment;

(m) Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(n) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(p) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(f); and

(q) Liens securing obligations not to exceed $5,000,000 in the aggregate at any time.

Section 6.2. Debt. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a) the Obligations;

(b) Debt of the Borrower and its Restricted Subsidiaries disclosed in the attached Schedule 6.2 and any extensions, contemporaneous rearrangements, modifications, renewal, and refinancings thereof which do not increase the then-outstanding principal amount thereof or the interest rate charged thereon above a market rate of interest or shorten the maturity thereof;

(c) Debt (including Capital Leases and purchase money obligations) incurred to finance (concurrently with or within 90 days after) the acquisition, construction or improvement of any fixed or capital assets and any Acquired Debt assumed in connection with Permitted Acquisitions in an aggregate amount under this clause (c) not to exceed $50,000,000 at any time;

(d) Debt for borrowed money owed by: (i) any Restricted Subsidiary of the Borrower to the Borrower or to any other Credit Party; (ii) the Borrower to any other Credit Party; or (iii) any Restricted Subsidiary of the Borrower that is not a Guarantor to any other Restricted Subsidiary; provided that, in each case, any such Debt over $5,000,000 owed to a Credit Party is evidenced by a promissory note that is pledged and delivered to the Agent;

(e) Debt in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(f) any guarantee of any other Debt permitted to be incurred hereunder;

(g) Debt in respect of letters of credit, bank or completion guarantees, surety, performance, warranty, bid, appeal or other bonds or guarantees and similar instruments, in each case to the extent (x) required by applicable Legal Requirements or any third Person and (y) provided in the ordinary course of business in connection with the operation of the Oil and Gas Properties;

(h) Debt incurred to finance insurance premiums;

(i) endorsements of negotiable instruments for collection in the ordinary course of business and cash management obligations (including unsecured credit card programs) incurred in the ordinary course of business;

(j) Permitted Notes issued or incurred by the Borrower or any Guarantor and any guarantees of such Debt by any Guarantor; provided that (i) no Default or Event of Default exists at the time of the issuance of such Permitted Notes, (ii) such Debt does not provide for any scheduled repayment or mandatory Redemption or required deposit in a sinking fund prior to 91 days after the Maturity Date (other than customary mandatory offers to purchase upon a change of control, and customary acceleration rights after an event of default) and (iii) the terms and conditions of such Debt are, taken as a whole, not materially less favorable to the Borrower and its Restricted Subsidiaries than the terms of the 2012 Indenture Documents;

(k) other Debt in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

Section 6.3. Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any agreement (other than a Credit Document, Permitted Notes Documents and Swap Contracts), which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired, in favor of the Agent and the Banks or (b) limits Restricted Payments by, or any advance by, any of the Borrower’s Restricted Subsidiaries to the Borrower; provided that (i) no Permitted Notes Document or Swap Contract shall limit the creation or existence of any Lien securing the Obligations, or contain limitations on Restricted Payments made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that are more restrictive than the limitations in Section 6.5 of this Agreement and (ii) no Swap Contract shall limit the creation or assumption of a Lien in favor of the Agent and the Banks except to the extent that such Lien would apply to cash margin posted to secure such Swap Contract.

Section 6.4. Merger or Consolidation; Dispositions. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

(a) merge or consolidate with or into any other Person, except that:

(i) any Subsidiary may merge or consolidate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) any one or more other Subsidiaries; provided that (x) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person could otherwise be, and is, designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary and (y) when any Guarantor is merging with any other Subsidiary, (1) the continuing or surviving Person shall be, or substantially concurrently therewith become, a Guarantor or (2) the transaction must be permitted as an Investment under Section 6.6; and

(ii) the Borrower and any Restricted Subsidiary may merge or consolidate with any other Person that is not a Subsidiary in a transaction in which the Borrower or the Restricted Subsidiary, as applicable, is the surviving or continuing Person in connection with an Investment permitted under Section 6.6.

(b) sell, lease, transfer, or otherwise dispose of any of its Property, or an equity interest in a Restricted Subsidiary, (including pursuant to a Farm-Out Agreement, participation, or other agreement that would reduce the Borrower’s or such Restricted Subsidiary’s interest in any Property but excluding, for the avoidance of doubt, issuances of Equity Interests by (1) the Borrower, (2) any Subsidiary of a Credit Party to a Credit Party or (3) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary) (each of the foregoing, a “Disposition”), except:

(i) any Subsidiary may Dispose of all or substantially all of its Property (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that (A) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary or is otherwise permitted under Section 6.6) and (B) if the transferor is a Credit Party, then (1) the transferee must either be the Borrower or be a Guarantor or substantially concurrently with such Disposition become a Guarantor or (2) the Disposition must be permitted as Investment under Section 6.6;

(ii) Dispositions of Hydrocarbons and other inventory in the ordinary course of business;

(iii) (A) Dispositions of (1) Oil and Gas Properties to which no proved reserves are attributable and (2) Oil and Gas Properties that are not Borrowing Base Assets and other assets not included in the Borrowing Base and (B) Farm-Out Agreements with respect to undeveloped acreage to which no proved reserves are attributable and assignments in connection with such Farm-Out Agreements; provided that each such Disposition must be made for not less than Fair Market Value;

(iv) Dispositions of (i) equipment, vehicles and immaterial assets (other than accounts receivable or Borrowing Base Assets) that are no longer necessary for the business of the Borrower or such Subsidiary or is replaced within a reasonable time period by equipment, vehicles and other assets of at least comparable value and use and (ii) Liquid Investments;

(v) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to another Subsidiary; provided that (A) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be, and is, permitted as an Investment in an Unrestricted Subsidiary or is otherwise permitted under Section 6.4(b) or Section 6.6) and (B) if the transferor is a Credit Party, then (1) the transferee must either be the Borrower or be a Guarantor or substantially concurrently with such Disposition become a Guarantor or (2) the Disposition must be otherwise permitted as a Disposition under Section 6.4(b) or an Investment under Section 6.6;

(vi) Dispositions (directly or indirectly), whether or not in the ordinary course of business, of Borrowing Base Assets or any interest therein or the Equity Interests of any Person owning Borrowing Base Assets (and including the unwinding of any Swap Contract and Dispositions in connection with net profits interests, operating agreements, Farm-In Agreements, joint exploration and development agreements customary in the oil and gas industry for the purpose of developing such Borrowing Base Assets), including Mortgaged Properties, of which the Borrower has provided the Agent ten days’ advance notice; provided that (y) such proposed Dispositions will not cause a Borrowing Base Deficiency, after giving effect to any reduction of the Borrowing Base that would be required under Section 2.2(e) in connection with such Disposition and (z) in the case of any Disposition (directly or indirectly) of a Mortgaged Property, at the time of such Disposition the Mortgaged Property Value is not less than (x) 70% (prior to the expiration of the Post-Closing Deadline) or (y) 80% (after the expiration of the Post-Closing Deadline) of the Aggregate Oil and Gas Property Value, as set forth in the Oil and Gas Reserve Report most recently delivered pursuant to Section 5.6(c), after giving effect to (1) any reduction of such present value (which shall be the present value given to such assets in such most recent Oil and Gas Reserve Report, including the applicable stated discount utilized therein, in connection with such Disposition) on a cumulative basis with all direct or indirect sales of Mortgaged Properties since the date of such report and (2) the aggregate present value, as set forth in such Oil and Gas Reserve Report and discounted at the applicable rate stated in such Oil and Gas Reserve Report, of any additional Oil and Gas Properties mortgaged by the Borrower or the Guarantors in accordance with the requirements of Section 5.12 prior to or concurrently with such Disposition (on a cumulative basis with all mortgages of additional Oil and Gas Properties since the date of such report).

Section 6.5. Dividends, Distributions, Redemptions and Amendments.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make or pay any Restricted Payment other than the following:

(i) Restricted Payments from a Subsidiary of the Borrower (A) ratably with respect to the holders of their Equity Interests or (B) in any manner to a Credit Party;

(ii) The Borrower and each of its Restricted Subsidiaries may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Common Stock or other Equity Interests; and

(iii) in addition to the foregoing Restricted Payments, the Borrower may declare and pay Restricted Payments, so long as the Specified Covenant Test is satisfied with respect to each such Restricted Payment, in an aggregate amount not to exceed the sum of $100,000,000 plus 20% of Consolidated Net Income for the period beginning on January 1, 2014 and ending on the last day of the most recently ended fiscal quarter for which financial statements have been provided pursuant to Section 5.6(a) or (b), measured at the time any such Restricted Payment is made.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to:

(i) prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Permitted Notes; provided that the Borrower may optionally prepay such Debt (A) with the Net Cash Proceeds of any Permitted Notes to the extent that the incurrence thereof is permitted under Section 6.2, (B) for avoidance of doubt, by converting or exchanging such Permitted Notes into Equity Interests of the Borrower or (C) if the Specified Covenant Test will be satisfied with respect to such Redemption;

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Note Document, unless the Borrower could incur Permitted Notes with the revised terms at such time pursuant to Section 6.2(j).

Section 6.6. Investments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, guarantees, credit support, or other support of or Liability for the financial or performance obligations of, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of or Equity Interests in any Person (each, an “Investment”), except:

(a) Liquid Investments;

(b) Investments outstanding on the date hereof and listed on Schedule 6.6;

(c) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(d) Investments (i) by the Borrower or any Restricted Subsidiary in any Credit Party and (ii) by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary;

(e) Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Guarantor so long as (i) the amount of any such Investment at the time such Investment is made, when combined with each other such Investment made pursuant to this Section 6.6(e) (each such Investment valued at its Fair Market Value at the time such Investment is made), shall not exceed the greater of $50,000,000 and 1.5% of Consolidated Net Tangible Assets and (ii) the Specified Covenant Test is satisfied with respect to each such Investment;

(f) Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that (x) is not a Guarantor and (y) is either (A) organized under the laws of Canada or (B) a Restricted Subsidiary, substantially all of whose assets (held directly or through its Subsidiaries) consist of Equity Interests in a Restricted Subsidiary organized under the laws of Canada, so long as (i) the amount of any such Investment at the time such Investment is made, when combined with each other such Investment made pursuant to this Section 6.6(f) (each such Investment valued at its Fair Market Value at the time such Investment is made), shall not exceed the greater of $100,000,000 and 3.0% of Consolidated Net Tangible Assets and (ii) the Specified Covenant Test is satisfied with respect to each such Investment;

(g) Farm-Out Agreements, Farm-In Agreements, development venture agreements, joint operating agreements, area of mutual interest agreements, limited partnerships, investments in gathering systems or pipelines, and similar transactions, in each case related to oil and gas exploration and production businesses and in the ordinary course of business;

(h) other Investments, valued at their Fair Market Value at the time each such Investment is made, in an aggregate amount not to exceed the greater of $50,000,000 and 1.5% of Consolidated Net Tangible Assets outstanding at the time any such Investment is made pursuant to this Section 6.6(h), so long as the Specified Covenant Test is satisfied with respect to each such Investment;

(i) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate at any time;

(j) Investments in stock, obligations or securities received in settlement of debts arising from investments permitted under this Section 6.6 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; and

(k) Investments made with proceeds of the substantially concurrent issuance of common Capital Stock of the Borrower so long as the Specified Covenant Test is satisfied with respect to such Investment.

Section 6.7. Prohibition on Speculative Hedging. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, assume, or hold a speculative position in any commodities market or futures market. Borrower may continue its current production hedging program policy, including swaps, puts, and collars, to reduce price risk on quantities less than its total production.

Section 6.8. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement or otherwise approved in writing by the Agent, and except as described in Schedule 6.8, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make, directly or indirectly: (a) any Investment in any Affiliate (other than a Restricted Subsidiary or a Person who will become a Restricted Subsidiary as a result of such Investment); (b) any Disposition of any Property to any such Affiliate or any purchase or acquisition of assets from any such Affiliate (other than a Restricted Subsidiary); or (c) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (other than a Restricted Subsidiary or a Person who will become a Restricted Subsidiary as a result of such transaction) (including without limitation guaranties and assumptions of obligations of an Affiliate), unless in any such case such transactions are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing shall not apply to:

(a) any amendments to the transactions set forth on Schedule 6.8 or arrangement similar thereto to the extent such an amendment or arrangement is not adverse, taken as a whole, to the Banks in any material respect (as determined by the Borrower in good faith); and

(b) pledges of the Equity Interests of any Unrestricted Subsidiary for the benefit of the lenders to such Unrestricted Subsidiary.

Section 6.9. Compliance with ERISA. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) terminate, or permit any ERISA Affiliate to terminate, any Pension Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any ERISA Affiliate to the PBGC or (b) permit to exist any occurrence of any Reportable Event, or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan.

Section 6.10. Maintenance of Ownership of Subsidiaries. Except as permitted by Section 6.4, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, Dispose of any shares of Capital Stock of any of the Borrower’s Restricted Subsidiaries or permit any Restricted Subsidiary to issue, sell, or otherwise dispose of any shares of its Capital Stock or the Capital Stock of any of the Borrower’s Restricted Subsidiaries.

Section 6.11. Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person (other than the Borrower or a Subsidiary of the Borrower) any property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary of the Borrower shall lease as lessee such property or any part thereof or other property which the Borrower or a Subsidiary of the Borrower intends to use for substantially the same purpose as the property sold or transferred except such transactions (a) incident to transactions permitted by Section 6.4(b), and (b) from which arise lease obligations and other rental obligations not exceeding $3,000,000 during any fiscal year of the Borrower.

Section 6.12. Change of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, materially change the character of their business as an independent oil and gas exploration and production company and business substantially related thereto.

Section 6.13. Financial Performance Tests.

(a) Consolidated Funded Leverage Ratio. The Borrower will not permit the Consolidated Funded Leverage Ratio as of the last day of a Test Period (commencing with the Test Period ending June 30, 2014) to exceed 3.75 to 1.00.

(b) Interest Coverage Ratio. The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter ended June 30, 2014), of (a) EBITDA for the most recent Test Period to (b) Net Interest Expense for the most recent Test Period, to be less than 2.50 to 1.00.

Section 6.14. Subordinated Debt. The Borrower (a) shall not violate the subordination terms governing any Debt which is by its terms subordinated to the Obligations and (b) shall not amend the subordination terms governing any such Debt in any manner adverse to the Banks without prior written consent of the Majority Banks.

Section 6.15. Sanctions. The Borrower shall not directly or indirectly, use the proceeds of any Advance or issuance of a Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Bank, Arranger, Agent, Issuing Bank, or otherwise) of Sanctions.

Section 6.16. Anti-Corruption Laws. Directly or indirectly use the proceeds of any Advance or Letter of Credit for any purpose which would breach the Anti-Corruption Laws.

ARTICLE VII

REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

(a) Payment. The Borrower shall fail to pay (i) any principal of any Advance or any reimbursement obligation in respect of any Letter of Credit Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any interest on any Advance or any fee or any other amount (other than an amount referred to in clause (i) above) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the

Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary of the Borrower in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c) Covenant Breaches.

(i) The Borrower shall fail to perform or observe any covenant contained in Section 5.2, 5.3, 5.5, 5.6 (except for clauses (h), (i) and (l) thereof), 5.9, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16 or Article VI of this Agreement,

(ii) any Guarantor shall fail to perform or observe any covenant contained in its Guaranty, or

(iii) any Credit Party shall fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i) or (ii) above, or any other provision of this Section 7.1, if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to such Person by the Agent or any Bank or such Person’s actual knowledge of such default;

(d) Cross-Defaults. (i) The Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of or premium or interest on its Material Obligations when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Obligations; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Material Obligations, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Obligations; or (iii) any Material Obligations shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that this clause (d) shall not apply to (y) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt and (z) termination events or similar events occurring under any Swap Contract that constitutes Material Obligations (it being understood that this clause (d) will apply to any failure to make any payment required as a result of any such termination or similar event);

(e) Insolvency. The Borrower or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the

Borrower or any such Restricted Subsidiary, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment or order for the payment of money in excess of $25,000,000 (not fully covered by insurance) shall be rendered against the Borrower or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) ERISA Events. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000;

(h) Plan Withdrawals. The Borrower or any ERISA Affiliate as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $25,000,000;

(i) Borrowing Base. Any failure to cure any Borrowing Base Deficiency in accordance with Section 2.4, including any failure to make payments to cure the Borrowing Base Deficiency within the time period specified by and in accordance with Section 2.4(b);

(j) Credit Documents; Security Interests. Any provision of any Credit Document shall for any reason cease to be valid and binding on the applicable Credit Parties or any such Credit Party or any Credit Party shall so state in writing. Any Security Document shall for any reason (other than as permitted pursuant to the terms thereof or hereof) cease to create a valid and perfected lien on and security interest in any material portion of the Collateral or any Credit Party shall so state in writing; or

(k) Change of Control. (i) As a result of one or more transactions after the date of this Agreement, any “person” or “group” of persons shall have “beneficial ownership” of more than 35% of the outstanding common stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); provided that the relationships among the officers and directors of the Borrower and among the respective shareholders of the Borrower on the date of this Agreement shall not be deemed to constitute all or any combination of them as a “group” or (ii) during any period of 12 consecutive months, beginning with and after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower or who were nominated for election by a majority of the persons who were directors of the Borrower at the beginning of such period cease for any reason to constitute a majority of the board of directors of the Borrower at any time during such period.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event,

(a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

(c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur,

(a) (i) the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

(c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

Section 7.4. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Bank, the Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Bank or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Bank, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Bank or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Bank, and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff. The rights of each Bank, the Issuing Bank and their respective Affiliates under this Section 7.4 are in addition to other rights and remedies (including other rights of setoff) that such Bank, the Issuing Bank or their respective Affiliates may have. Each Bank and the Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

The Agent, the Issuing Bank and each Bank agrees to promptly notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent, the Issuing Bank and each Bank under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which the Agent, the Issuing Bank or such Bank may have.

Section 7.5. Actions Under Credit Documents. Following an Event of Default, the Agent shall at the request, or may with the consent, of the Majority Banks, take any and all actions permitted under the other Credit Documents, including enforcing it rights under the Guaranties for the ratable benefit of the Banks.

Section 7.6. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.7. Application of Funds. After the exercise of remedies provided for above (or after the Advances have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in Section 7.3), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees, and Obligations with respect to Specified Swap Contracts and Specified Cash Management Agreements) payable to the Banks and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Banks and the Issuing Bank and amounts payable under Sections 2.11, 2.12, and 2.13), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Advances and other Obligations (other than Obligations with respect to Specified Swap Contracts and Specified Cash Management Agreements), ratably among the Banks and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, and Obligations with respect to Specified Swap Contracts and Specified Cash Management Agreements, ratably among the Banks, the Issuing Bank, and the holders of Obligations under Specified Swap Contracts and Specified Cash Management Agreements, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Agent for the account of the Issuing Bank, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Subject to Section 2.6(d) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Specified Cash Management Agreements and Specified Swap Contracts shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Bank or Affiliate of the Bank party to such Specified Cash Management Agreement or Specified Swap Contract, as the case may be. Each such Affiliate not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Bank” party hereto.

ARTICLE VIII

THE AGENT AND THE ISSUING BANK

Section 8.1. Appointment and Authorization of Agent.

(a) Each of the Banks and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Credit Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Banks and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except for the Borrower’s consultation rights explicitly set forth in Section 8.6. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirements. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

Section 8.2. Rights as a Bank. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.

Section 8.3. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Majority Banks or the Required Banks, as applicable (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks or the Required Banks, as applicable (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Bank or the Issuing Bank.

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 8.4. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.6. Resignation of Agent.

(a) The Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Majority Banks) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Banks and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Majority Banks may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Banks or the Issuing Bank under any of the Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time, if any, as the Majority Banks appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 2.13(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article, Section 9.4 and Section 9.7 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent

(d) Any resignation or removal by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto, including the right to require the Banks to make Base Rate Advances or fund risk participations in Reimbursement Obligations pursuant to Section 2.6(d). Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Bank other than a Defaulting Bank), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 8.7. Non-Reliance on Agent and Other Banks. Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agents, Co-Documentation Agents, Managing Agents, Bookrunners, or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Agent, a Bank, or the Issuing Bank hereunder.

Section 8.9. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Agent under Sections 2.7 and 9.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.7 and 9.4.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or the Issuing Bank to authorize the Agent to vote in respect of the claim of any Bank or the Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Majority Banks, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Legal Requirements in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable Legal Requirement. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Banks, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Banks contained in clauses (a) through (h) of Section 9.1 of this Agreement, (iii) the Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Banks, as a result of which each of the Banks shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Banks pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.10. Collateral and Guaranty Matters. Without limiting the provision of Section 8.9, the Banks and the Issuing Bank irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Credit Document, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Majority Banks;

(b) to release any Lien on any Mortgaged Property granted to or held by the Agent under the Mortgages, so long as (i) after giving effect to such release, the Mortgaged Property Value shall not be less than (x) 70% (prior to the expiration of the

Post-Closing Deadline) or (y) 80% (after the expiration of the Post-Closing Deadline) of the Aggregate Oil and Gas Property Value as set forth in the most recent Oil and Gas Reserve Report, (ii) the Borrower shall deliver to the Agent a certificate in the form of Exhibit I hereto, which sets forth the calculation of Mortgaged Property Value and demonstrates and certifies that such Mortgaged Property Value equals or exceeds 80% of the Aggregate Oil and Gas Property Value, after giving effect to such release of Mortgaged Property, and (iii) the Borrower identifies in writing on such certificate the Mortgaged Properties to be released and sets forth the value attributed thereto in the most recent Oil and Gas Reserve Report;

(c) to subordinate any Lien on any property granted to or held by the Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.1(c) securing Debt permitted by Section 6.2(c); and

(d) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Majority Banks will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 8.10.

In each case as specified in this Section 8.10, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 8.10.

The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Agent be responsible or liable to the Banks for any failure to monitor or maintain any portion of the Collateral.

Section 8.11. Specified Cash Management Agreements and Specified Swap Contracts. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Bank and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Specified Swap Contracts unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 8.12. Indemnification of Agent. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BANKS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO), PRO RATA (AS DETERMINED AT THE TIME INDEMNIFICATION IS SOUGHT HEREUNDER), AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT; PROVIDED, HOWEVER, THAT NO BANK SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY BANKS OR REQUIRED BANKS, AS APPLICABLE, SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK SHALL REIMBURSE THE AGENT UPON DEMAND FOR ITS RATABLE SHARE (AS DETERMINED AT THE TIME INDEMNIFICATION IS SOUGHT HEREUNDER) OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS, AND THE RESIGNATION OF THE AGENT.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall: (a) extend or increase the

Commitment of any Bank without the written consent of such Bank; (b) reduce the principal of, or interest on or rate of interest under, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, without the written consent of each Bank directly and adversely affected thereby; (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date without the written consent of each Bank directly and adversely affected thereby; (d) change the percentage of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document without the written consent of each Bank; (e) amend Section 2.10 or this Section 9.1(a) without the written consent of each Bank; (f) amend the definitions of “Majority Banks” or “Required Banks” without the written consent of each Bank; (g) release all or substantially all of the Collateral (other than as provided in Section 8.10(a)(i) or (ii)) or any Guarantor from its Guaranty (other than as provided in Section 8.10(d)) in any transaction or series of related transactions without the consent of each Bank; or (h) except with respect to a Defaulting Bank, change any provision which provides for payment to be distributed to the Banks in accordance with their Pro Rata Shares without the consent of each Bank; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank. If any Bank refuses to consent to any amendment, waiver or other modification of any Credit Document requested by the Borrower that requires the consent of a greater percentage of Banks than the Majority Banks and such amendment, waiver or other modification is consented to by the Majority Banks, then the Borrower may replace such Bank in accordance with the provisions of Section 9.13.

Section 9.2. Notices, Etc.

(A) Except as provided in clause (b) below, all notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Annex 1 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that (i) notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent, and (ii) notices delivered through electronic communications pursuant to clause (b) below shall be effective as provided in such clause (b).

(B) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(C) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT-RELATED PERSONS IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to the Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Agent; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Bank, the Issuing Bank, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(D) Change of Address, Etc. Each of the Borrower, the Agent, and the Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Bank agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Legal Requirements, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(E) Reliance by Agent, Issuing Bank, and Banks. The Agent, Issuing Bank and the Banks shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the Issuing Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 9.3. No Waiver; Cumulative Remedies; Enforcement. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Sections 7.2, 7.3, 7.5 and 7.6 for the benefit of all the Banks and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Credit Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Credit Documents, (c) any Bank from exercising setoff rights in accordance with Section 7.4 (subject to the terms of Section 2.10), or (d) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Credit Documents, then (i) the Majority Banks shall have the rights otherwise ascribed to the Agent pursuant to Sections 7.2, 7.3, 7.5 and 7.6 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Bank may, with the consent of the Majority Banks, enforce any rights and remedies available to it and as authorized by the Majority Banks.

Section 9.4. Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, the Security Documents, and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, the Security Documents and the other Credit Documents. The agreements in this Section 9.4 shall survive the resignation of the Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.5. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

Section 9.6. Bank Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Letter of Credit Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund with respect to such Bank; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Borrower, Defaulting Bank, Natural Person. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Legal Requirements without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13, 9.4, and 9.7 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Advances and Letter of Credit Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, a Defaulting Bank or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Bank’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Banks and the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, and 2.13 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Bank, provided such Participant agrees to be subject to Section 2.10 as though it were a Bank. Each Bank that sells a Participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), maintain a register (the “Participant Register”) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Bank (it being understood the documentation required under Section 2.13(e) shall be delivered to the selling Lender).

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in or related to any documents to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions amendments or other Notices of Borrowing or Notices of Conversion or Continuation waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.

(h) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Banks, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Banks a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Banks to make Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.6(d)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 9.7. Indemnification. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BORROWER SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH BANK AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL AND INCLUDING SETTLEMENT COSTS) OF ANY KIND OR NATURE WHATSOEVER, (EXCLUDING, HOWEVER, THE COSTS AND EXPENSES INCURRED BY THE BANKS, OTHER THAN THE AGENT, IN CONNECTION WITH THE PREPARATION, EXECUTION OR DELIVERY OF THIS AGREEMENT) WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY CREDIT DOCUMENT OR ANY OTHER AGREEMENT, LETTER, OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, ADVANCE, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS WASTE OR HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITY UNDER ENVIRONMENTAL LAW RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY THE BORROWER, ANY OTHER CREDIT PARTY OR ANY THIRD PARTY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE

IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER CREDIT PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF THE BORROWER OR SUCH CREDIT PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNITEE HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). ALL AMOUNTS DUE UNDER THIS SECTION 9.7 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE AGENT, THE REPLACEMENT OF ANY BANK, THE TERMINATION OF THE COMMITMENTS, AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS. FOR THE AVOIDANCE OF DOUBT, ANY INDEMNIFICATION RELATING TO TAXES, OTHER THAN TAXES RESULTING FROM ANY NON-TAX CLAIM, SHALL BE COVERED BY SECTIONS 2.12 AND 2.13 AND SHALL NOT BE COVERED BY THIS SECTION 9.7.

Section 9.8. USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Section 9.9. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.11. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.13(c), 9.4, and 9.7 and all of the obligations of the Banks in Section 8.7 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.12. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Agent or Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.13. Replacement of Banks. If any Bank requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.13 and, in each case, such Bank has declined or is unable to designate a different Lending Office in accordance with Section 2.17(a), or if any Bank is a Defaulting Bank or a Non-Consenting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.13) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(a) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.6;

(b) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Legal Requirements; and

(e) in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 9.14. Keepwell. At the time the Guaranty or the grant of the security interest under the Credit Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Swap Obligation, the Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under its Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

Section 9.15. Amendment and Restatement. This Agreement represents an amendment and restatement of the Existing Credit Agreement. Any indebtedness under the Existing Credit Agreement continues under this Agreement, and the execution of this Agreement does not indicate a payment, satisfaction, novation, or discharge thereof.

Section 9.16. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

Section 9.17. Submission to Jurisdiction; Waiver of Punitive Damages; Jury Trial; Etc.

(a) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY BANK OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY ANY LEGAL REQUIREMENT.

(d) WAIVER OF PUNITIVE DAMAGES, ETC. EACH PARTY HERETO HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE CREDIT DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, PROVIDED, HOWEVER, THAT, THIS WAIVER OF SPECIAL DAMAGES SHALL NOT INCLUDE ANY SPECIAL DAMAGES FOR WHICH ANY OF THE INDEMNITEES MAY BE LIABLE PURSUANT TO SECTION 9.7; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.18. Treatment of Certain Information; Confidentiality.

(a) Each of the Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Bank, the Issuing Bank, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

(b) For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Bank, or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) Each of the Agent, the Banks, and the Issuing Bank acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Legal Requirements, including United States federal and state securities laws.

Section 9.19. INTEGRATION. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXECUTED as of the date first above written.

BORROWER:

STONE ENERGY CORPORATION

By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Henry C. Pennell
Name:	Henry C. Pennell
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK AND ISSUING BANK:

BANK OF AMERICA, N.A.

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANKS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick J. Fults
Name:	Patrick J. Fults
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

NATIXIS

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA

By:	/s/ Alan Dawson
Name:	Alan Dawson
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CAPITAL ONE, N.A.

By:	/s/ Christopher Kuna
Name:	Christopher Kuna
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Marie Fernandes
Name:	Marie Fernandes
Title:	Authorized signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BARCLAYS BANK PLC

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

REGIONS BANK

By:	/s/ William A. Philipp
Name:	William A. Philipp
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Justin M. Alexander
Name:	Justin M. Alexander
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IBERIABANK

By:	/s/ W. Bryan Chapman
Name:	W. Bryan Chapman
Title:	Executive Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WHITNEY BANK

By:	/s/ William Jochetz
Name:	William Jochetz
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Annex 1

COMMITMENTS;

BORROWER, AND AGENT NOTICE INFORMATION

I.	Commitments

Bank of America, N.A.	$86,400,000
Wells Fargo Bank, National Association	$82,800,000
Natixis	$82,800,000
The Bank of Nova Scotia	$82,800,000
Capital One, N.A.	$82,800,000
Toronto Dominion (New York) LLC	$82,800,000
Barclays Bank PLC	$82,800,000
Regions Bank	$82,800,000
U.S. Bank National Association	$82,800,000
IBERIABANK	$54,000,000
Whitney Bank	$54,000,000
Sumitomo Mitsui Banking Corporation	$43,200,000

Total Commitments	$900,000,000

II.	Borrower Notice Information

Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
Attn: Mr. Kenneth H. Beer
Telephone:	337-237-0410
Telecopy:	337-521-9880

III.	Agent Notice Information

Bank of America, N.A.
901 Main Street, 14th Floor
Dallas, Texas 75202-3714
Attn: Mr. Alan Tapley
Telephone:	214-209-4125
Telecopy:	214-290-9507

With a copy to:
Bank of America, N.A.
Energy Finance Department
700 Louisiana St., 8th Floor
Houston, Texas 77002
Attn: Mr. Ronald McKaig
Telephone:	713-247-7237
Telecopy:	713-247-7286

SCHEDULE 2.6(h)

EXISTING LETTERS OF CREDIT

The issuer of each Existing Letter of Credit listed below is Bank of America, N.A.

Letter of Credit Number	Beneficiary	Amount	Issue Date	Expiration Date
139717	Chevron U.S.A. Inc.	$1,400,000.00	06/22/1994	04/11/2015
142785	Conoco, Inc.	$952,000.00	12/14/1994	04/11/2015
908720	Chevron U.S.A. Inc.	$1,400,000.00	05/10/1996	04/11/2015
3091162	Chevron U.S.A. Inc.	$1,800,000.00	01/14/2008	04/11/2015
3099240	Anadarko Petroleum Corporation	$14,607,056.00	04/08/2009	04/11/2015
3128210	Zurich American Insurance	$125,000.00	06/13/2013	04/11/2015
3128209	Berkley Oil & Gas Specialty	$737,000.00	06/27/2013	04/11/2015

SCHEDULE 4.1

MATERIAL SUBSIDIARIES

Subsidiary	Jurisdiction and Type of Organization	Ownership

Stone Energy Offshore, L.L.C.	Delaware Limited Liability Company	Stone Energy Corporation (Sole Member)

SCHEDULE 4.7

EXISTING LITIGATION

None.

SCHEDULE 4.14(a)

EXISTING ENVIRONMENTAL CONCERNS

None.

SCHEDULE 4.14(b)

DESIGNATED ENVIRONMENTAL SITES

None.

SCHEDULE 6.1

PERMITTED EXISTING LIENS

None.

SCHEDULE 6.2

PERMITTED EXISTING DEBT

None.

SCHEDULE 6.6

INVESTMENTS

None.

SCHEDULE 6.8

AFFILIATE TRANSACTIONS

None.

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

[date]

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

[EXHIBIT A TO CREDIT AGREEMENT]

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Fourth Amended and Restated Credit Agreement, dated as of June, 24, 2014, among Stone Energy Corporation, the financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Bank.

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitments for all Banks[8]	Amount of Commitment Assigned	Percentage Assigned of Commitment[9]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][10]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee and, if available, its market entity identifier, as appropriate.
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Banks thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[EXHIBIT A TO CREDIT AGREEMENT]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][13] Accepted: BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[EXHIBIT A TO CREDIT AGREEMENT]

[Consented to:][14]

By:
Title:
[CONSENTED TO this day of , .][15]

STONE ENERGY CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.
[15]	Consent of Borrower not required if Default or Event of Default exists or if assignment is to a Bank, an Affiliate of a Bank or an Approved Fund.

[EXHIBIT A TO CREDIT AGREEMENT]

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

[                    ]16

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6(b)(iii), and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

[16]	Describe Credit Agreement at option of Administrative Agent.

[EXHIBIT A TO CREDIT AGREEMENT]

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

[EXHIBIT A TO CREDIT AGREEMENT]

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

[date]

Bank of America, N.A., as Agent

700 Louisiana Street, 8th Floor

Houston, Texas 77002

Attention:        Mr. Ron E. McKaig

Ladies and Gentlemen:

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as the same may be modified from time to time, the “Credit Agreement”), among Stone Energy Corporation (“Borrower”), the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”), the defined terms of which are used herein unless otherwise defined herein.

The undersigned hereby certifies that s/he has no knowledge of any Defaults under the Credit Agreement which exist as of the date of this letter.

The undersigned also certifies that the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial condition of the Borrower and its Restricted Subsidiaries as of [                    ], and the related results of operations for the period then ended, in conformity with GAAP.

The following sets forth the information and computations to demonstrate compliance with the requirements of Sections 6.13(a) and (b) of the Credit Agreement as of [DATE]1:

A.	Section 6.13(a) – Consolidated Funded Leverage Ratio

	1. Consolidated Funded Debt as of [DATE][2]	$
	2. EBITDA for Test Period ending [DATE]	$
	3. Ratio A.1 ÷ A.2		to 1.00
	4. Maximum Consolidated Funded Leverage Ratio		3.75 to 1.00

[1]	Insert last day of relevant Test Period.
[2]	Insert last day of relevant Test Period.

[EXHIBIT B TO CREDIT AGREEMENT]

B.	Section 6.13(b) – Interest Coverage Ratio

	1. EBITDA for Test Period ending [ ] (copy from line A.2 above)	$
	2. Net Interest Expense for such Test Period	$
	3. ratio B.1 ÷ B.2		to 1.00
	4. minimum		2.50 to 1.00

This letter is provided in my capacity as an officer of the Borrower and not in my individual capacity.

Very truly yours,[3]

[Chief Financial Officer][Chief Accounting Officer]

[3]	Note: Certificate must be executed by either the Chief Financial Officer or the Chief Accounting Officer of the Borrower.

EXHIBIT C

FORM OF GUARANTY

This Second Amended and Restated Guaranty dated as of June 24, 2014 (this “Agreement”), is made by the undersigned Subsidiaries of Stone Energy Corporation (collectively the “Guarantors”), in favor of the Agent for the benefit of the Agent and the Beneficiaries referred to below.

INTRODUCTION

A. The Guarantors have previously executed and delivered that certain Amended and Restated Guaranty Agreement dated as of April 26, 2011 (the “Existing Guaranty”) in connection with that certain Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as heretofore amended, restated or otherwise modified, the “Existing Credit Agreement”), among Stone Energy Corporation (“Borrower”), the financial institutions party thereto and the Agent.

B. The Existing Credit Agreement is being amended and restated in its entirety pursuant to that certain Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the banks named therein (“Banks” and together with the other holders of Obligations, the “Beneficiaries”), and the Agent.

C. As a condition precedent to the extension of credit under the Credit Agreement, the Agent and the Banks require the Guarantors to enter into this Agreement. Each Guarantor believes that it will obtain substantial direct and indirect benefit from the credit extended to the Borrower by the Banks under the Credit Agreement.

In consideration of the foregoing and for other valuable consideration received, each Guarantor agrees (a) that the Existing Guaranty is amended and restated in its entirety as follows and (b) further agrees as follows:

ARTICLE I Guaranty.

Section 1.1. Each Guarantor irrevocably guarantees to the Agent, for the benefit of the Beneficiaries, the full payment (without duplication) of (a) the Obligations, (b) all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Agent and the Beneficiaries under the Credit Agreement and the other Credit Documents, and (c) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations (collectively, the “Guaranteed Obligations”), provided, however, that the Guaranteed Obligations shall not include any Excluded Swap Obligations. This is a guaranty of payment and not merely a guaranty of collection, and each Guarantor is liable as a primary obligor. If any of the Guaranteed Obligations are not punctually paid when due (after giving effect to all applicable grace periods), whether by maturity, acceleration, or otherwise, the Guarantors shall immediately pay upon demand to the Agent, for the ratable benefit of the Beneficiaries, the full amount due. Each Guarantor shall make each payment to

[EXHIBIT C TO CREDIT AGREEMENT]

the Agent in Dollars in immediately available funds as directed by the Agent. The Agent and each Beneficiary is hereby authorized at any time following any demand for payment hereunder to set off and apply any indebtedness owed by the Agent or the Beneficiary to the Guarantors against any and all of the Guaranteed Obligations. The Agent and each Beneficiary severally agrees to promptly notify the Guarantors after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.

Section 1.2. This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment on the Guaranteed Obligations must be refunded for any reason including any bankruptcy proceeding. In the event that the Agent or any Beneficiary must refund any payment received against the Guaranteed Obligations, any prior release from the terms of this Agreement given to the Guarantors by the Agent shall be without effect, and this Agreement shall be reinstated in full force and effect. It is the intention of each Guarantor that the Guarantor’s obligations hereunder shall not be discharged except by final payment of the Guaranteed Obligations.

ARTICLE II Guaranty Absolute.

Section 2.1. In the event that one or more other parties guarantees all or part of the Guaranteed Obligations, such other guarantees shall not reduce any Guarantor’s obligations hereunder and the Guarantor shall remain fully liable for all of the Guaranteed Obligations.

Section 2.2. There are no conditions precedent to the enforcement of this Agreement, except as expressly contained herein. It shall not be necessary for the Agent, in order to enforce payment by any Guarantor under this Agreement, to show proof of any default by the Borrower, to exhaust the Agent’s remedies against the Borrower or any other Person liable for the payment of the Guaranteed Obligations, to enforce any support for the payment of the Guaranteed Obligations, or to enforce any other means of obtaining payment of the Guaranteed Obligations. Neither the Agent nor any Beneficiary shall be required to mitigate damages or take any other action to reduce, collect, or enforce the Guaranteed Obligations.

Section 2.3. Each Guarantor agrees that such Guarantor’s obligations under this Agreement shall not be released, diminished, or impaired by, and waives any rights which such Guarantor might otherwise have which relate to:

(a) Any lack of validity or enforceability of the Guaranteed Obligations, any Credit Document, or any other agreement or instrument relating thereto;

(b) Any increase, reduction, extension, or rearrangement of the Guaranteed Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Guaranteed Obligations;

(c) Any release, exchange, subordination, waste, or other impairment of any collateral securing payment of the Guaranteed Obligations;

(d) Any full or partial release of the Borrower, any guarantor, or any other person liable for the payment of the Guaranteed Obligations;

[EXHIBIT C TO CREDIT AGREEMENT]

(e) Any change in the organization or structure of the Borrower, any guarantor, or any other Person liable for the payment of the Guaranteed Obligations; or the insolvency, bankruptcy, liquidation, or dissolution of the Borrower or any other Person liable for the payment of the Guaranteed Obligations;

(f) The failure to apply or any manner of applying payments or the proceeds of any Collateral against the Guaranteed Obligations;

(g) The failure to give notice of the occurrence of any of the events or actions referred to in this Section 2.3, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of sale or foreclosure of any collateral for the Guaranteed Obligations, notice of the Agent’s or any Beneficiary’s transfer of the Guaranteed Obligations, notice of the financial condition of or other circumstances regarding the Borrower or any other Person liable for the Guaranteed Obligations, or any other notice of any kind relating to the Guaranteed Obligations (and the parties intend that no Guarantor shall be considered a “Debtor” as defined in Section 9-102(28) of the Uniform Commercial Code in effect in the State of New York from time to time for the purpose of notices required to be given to a Debtor thereunder, should such section apply); and

(h) Any other action taken or omitted which affects the Guaranteed Obligations, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof - it is the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described herein (other than the prior payment in full of the Guaranteed Obligations).

ARTICLE III Contribution, Subrogation and Fraudulent Transfer.

Section 3.1. Contribution and Subrogation. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Agreement by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 3.1 shall be subrogated to the rights of such Funding Guarantor to the extent of such payment. No Guarantor shall have any right of subrogation, reimbursement, contribution or indemnity (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509) nor any right of recourse to security for the Obligations unless and until 91 days shall have elapsed after the date on which the Obligations have been repaid in full in cash, all Commitments have

[EXHIBIT C TO CREDIT AGREEMENT]

been terminated, and all Letter of Credit Obligations shall have been paid in full in cash or terminated, in each case without the filing or commencement, by or against the Borrower, of any provincial, state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, the Borrower or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by the Guarantors against the estate of the Borrower within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving the Borrower. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Agreement, such amount shall be held in trust for the benefit of the Agent and the Beneficiaries and shall forthwith be paid to the Agent, to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or otherwise as the Agent may elect. The agreements in this Section 3.1 shall survive repayment of all of the Obligations and the termination or expiration of this Agreement in any manner.

Section 3.2. Fraudulent Transfer Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case

(a) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding

(i) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(ii) any liabilities of such Guarantor under this Agreement; and

(iii) any liabilities of such Guarantor under other guarantees of and joint and several co-borrowings of Debt, entered into on the date this Agreement becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 3.2 (each such other guarantee and joint and several co-borrowing entered into on the date this Agreement becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (x) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 3.2), multiplied by (y) a fraction (I) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that

[EXHIBIT C TO CREDIT AGREEMENT]

limitation contained in such Competing Guaranty that is substantially similar to this Section 3.2), and (II) the denominator of which is the sum of (A) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 3.2), (B) the aggregate principal amount of the obligations of such Guarantor under this Agreement (notwithstanding the operation of this Section 3.2, and (C) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 3.2)); and

(b) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 3.1).

ARTICLE IV Representations, Warranties, and Covenants of Guarantor. Each Guarantor represents and warrants to (and with each extension of credit under the Credit Agreement again represents and warrants to) and agrees with the Agent as follows:

Section 4.1. The representations and warranties set forth in Article IV of the Credit Agreement are incorporated herein by reference to the extent applicable to the Guarantors, and each Guarantor represents and warrants to the Agent each such representation and warranty which applies to such Guarantor as if set forth herein.

Section 4.2. The covenants set forth in Articles V and VI of the Credit Agreement are incorporated herein by reference to the extent applicable to the Guarantors, and each Guarantor agrees with the Agent to comply with each such covenant which applies to such Guarantor as if set forth herein.

ARTICLE V Miscellaneous.

Section 5.1. Each Guarantor agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Beneficiary (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and each Beneficiary) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement and the other Credit Documents. The agreements in this Section 5.1 shall survive the resignation of the Agent, the replacement of any Beneficiary, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Guaranteed Obligations.

Section 5.2. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, EACH GUARANTOR SHALL INDEMNIFY AND HOLD

[EXHIBIT C TO CREDIT AGREEMENT]

HARMLESS EACH AGENT-RELATED PERSON, EACH BENEFICIARY AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL AND INCLUDING SETTLEMENT COSTS) OF ANY KIND OR NATURE WHATSOEVER, (EXCLUDING, HOWEVER, THE COSTS AND EXPENSES INCURRED BY THE BENEFICIARIES, OTHER THAN THE AGENT, IN CONNECTION WITH THE PREPARATION, EXECUTION OR DELIVERY OF THIS AGREEMENT) WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY CREDIT DOCUMENT OR ANY OTHER AGREEMENT, LETTER, OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, ADVANCE, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS WASTE OR HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY ANY GUARANTOR OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITY UNDER ENVIRONMENTAL LAW RELATED IN ANY WAY TO ANY GUARANTOR OR ANY OF THEIR SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY THE BORROWER, ANY OTHER CREDIT PARTY OR ANY THIRD PARTY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, GUARANTEED OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH

[EXHIBIT C TO CREDIT AGREEMENT]

INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER CREDIT PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF THE BORROWER OR SUCH CREDIT PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNITEE HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). ALL AMOUNTS DUE UNDER THIS SECTION 5.2 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE AGENT, THE REPLACEMENT OF ANY BENEFICIARY, THE TERMINATION OF THE COMMITMENTS, AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS AND GUARANTEED OBLIGATIONS. FOR THE AVOIDANCE OF DOUBT, ANY INDEMNIFICATION RELATING TO TAXES, OTHER THAN TAXES RESULTING FROM ANY NON-TAX CLAIM, SHALL BE COVERED BY SECTIONS 2.12 AND 2.13 OF THE CREDIT AGREEMENT AND SHALL NOT BE COVERED BY THIS SECTION 5.2.

Section 5.3. This Agreement shall be governed by the laws of the State of New York. If any provision in this Agreement is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of each Guarantor in this Agreement shall survive the execution of this Agreement and any other contract or agreement. If a due date for an amount payable is not specified in this Agreement, the due date shall be the date on which the Agent demands payment therefor. The Agent’s remedies under this Agreement shall be cumulative, and no delay in enforcing this Agreement shall act as a waiver of the Agent’s or the Beneficiaries’ rights hereunder. The provisions of this Agreement may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Agreement shall bind each Guarantor and its successors and assigns and shall inure to the benefit of the Agent and its successors and assigns. No Guarantor may assign its rights or delegate its duties under this Agreement. The Agent may assign its rights and delegate its duties under this Agreement. This Agreement may be executed in multiple counterparts which together shall constitute one and the same agreement. Unless otherwise specified, all notices provided for in this Agreement shall be in writing, delivered to the following addresses or to such other address as shall be designated by one party in writing to the other parties: if to the Agent: Bank of America, N.A., Attn: Ron McKaig, Principal, 700 Louisiana St., 8th Floor, Houston, Texas 77002, telephone: 713-247-7237, telecopy: 713-247-7286; if to the Guarantor: Stone Energy Offshore, L.L.C., Attn: Kenneth H. Beer, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, telephone: 337-237-0410, telecopy: 337-521-9880. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of the receiving party.

[EXHIBIT C TO CREDIT AGREEMENT]

Section 5.4. Amendment and Restatement. As to the Guarantors party to the Existing Guaranty, this Guaranty is an amendment and restatement of the Existing Guaranty and is given in renewal and replacement for such Existing Guaranty. Such Guarantors hereby consent to the terms of the Credit Agreement.

Section 5.5. Keepwell. Each Guarantor which would constitute an “eligible contract participant” as defined in the Commodity Exchange Act (a “Qualified ECP Guarantor”), at the time this Guaranty or the grant of the security interest under the Credit Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under this Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 5.5 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

Section 5.6. Waiver of Punitive Damages, Jury Trial, Etc.

(a) SUBMISSION TO JURISDICTION. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY BENEFICIARY OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

[EXHIBIT C TO CREDIT AGREEMENT]

(b) WAIVER OF VENUE. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY ANY LEGAL REQUIREMENT.

(d) WAIVER OF PUNITIVE DAMAGES, ETC. EACH GUARANTOR HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE CREDIT DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, ANY “SPECIAL DAMAGES,” AS DEFINED BELOW; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

[EXHIBIT C TO CREDIT AGREEMENT]

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures follow.]

[EXHIBIT C TO CREDIT AGREEMENT]

EXECUTED as of the date first above written.

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and Chief Financial Officer

[EXHIBIT C TO CREDIT AGREEMENT]

EXHIBIT D

FORM OF NOTE

$[ ]	[date]

For value received, the undersigned Stone Energy Corporation, a Delaware corporation (“Borrower”), hereby promises to pay to [            ] (“Bank”) or registered assigns the principal amount of [    ] and [    ]/100 Dollars ($[            ]) or, if less, the aggregate outstanding principal amount of each Advance (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with accrued but unpaid interest on the principal amount of each such Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Note (“Note”) is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as the same may be modified from time to time, the “Credit Agreement”), among the Borrower, the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Advances by the Bank to the Borrower from time to time in an aggregate outstanding amount not to exceed the amount of this Note, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

This Note, together with such other Notes issued on the date hereof, is given in renewal, extension, and modification, but not in discharge or novation, of those certain Notes made by the Borrower in connection with the Existing Credit Agreement (as defined in the Credit Agreement).

Both principal and interest are payable in lawful money of the United States of America to the Agent as specified in the Credit Agreement. The Bank shall record all Advances and payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower’s repayment obligations under this Note.

It is contemplated that because of prepayments there may be times when no indebtedness is owed under this Note. Notwithstanding such prepayments, this Note shall remain valid and shall be in force as to Advances made pursuant to the Credit Agreement after such prepayments.

It is the intention of the Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, the terms of the Credit Agreement relating to the prevention of usury will be strictly followed.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

[EXHIBIT D TO CREDIT AGREEMENT]

EXECUTED as of the date first above written.

STONE ENERGY CORPORATION

By:
Name:
Title:

[EXHIBIT D TO CREDIT AGREEMENT]

EXHIBIT E

FORM OF

NOTICE OF BORROWING

[date]

Bank of America, N.A., as Agent

901 Main Street

Dallas, Texas 75202-3714

Attention:	Monica Barnes
Telephone:	214-209-2031
Telecopy:	214-290-9485

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of June 24, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Stone Energy Corporation, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Bank.

The undersigned hereby requests a Borrowing of Advances:

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Advance requested]

4.	For Eurodollar Rate Advances: with an Interest Period of months.

The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.1(a) of the Agreement.

[EXHIBIT E TO CREDIT AGREEMENT]

Very truly yours,

STONE ENERGY CORPORATION

By:
Name:
Title:

cc:	Bank of America, N.A.
Energy Finance Department
700 Louisiana St., 8th Floor
Houston, Texas 77002
Attn: Mr. Ron McKaig
	Telephone:	713-247-7237
	Telecopy:	713-247-7286

[EXHIBIT E TO CREDIT AGREEMENT]

EXHIBIT F

FORM OF

NOTICE OF CONVERSION OR CONTINUATION

[date]

Bank of America, N.A., as Agent

901 Main Street

Dallas, Texas 75202-3714

Attention:	Monica Barnes
Telephone:	214-209-2031
Telecopy:	214-290-9485

Ladies and Gentlemen:

The undersigned, Stone Energy Corporation, a Delaware corporation (“Borrower”), refers to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as the same may be modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation), among the Borrower, the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”), and hereby gives you irrevocable notice pursuant to Section 2.3(b) of the Credit Agreement that the undersigned hereby requests a [conversion][continuation] of an outstanding Borrowing into a new Borrowing (the “Proposed Borrowing”) on the terms set forth below:

Outstanding Borrowing
Date of Borrowing	:
Type of Advance	:
Aggregate Amount	:
Interest Period	:

Proposed Borrowing
Date of Conversion or Continuation[1]	:
Type of Advance[2]	:
Aggregate Amount[3]	:
Interest Period[4]	:

[1]	The Date of Conversion or Continuation must be a Business Day. The Borrower must give three Business Days’ advance notice for conversions into or continuations of Borrowings comprised of Eurodollar Rate Advances.
[2]	The Type of Advances comprising a Proposed Borrowing may be Base Rate Advances or Eurodollar Rate Advances.
[3]	The aggregate amount of the Proposed Borrowing[s] must be (a) in an amount equal to the Outstanding Borrowing and (b) in a minimum amount of $2,000,000 and in multiples of $1,000,000 in excess thereof with respect to a Proposed Borrowing comprised of Eurodollar Rate Advances.
[4]	The Interest Period applies only to Eurodollar Rate Advances and may be one, two, three, or six months, or such longer period approved by Agent and Banks. Insert “N/A” for Base Rate Advances.

[EXHIBIT F TO CREDIT AGREEMENT]

The Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.1(a) of the Agreement.

Very truly yours,

STONE ENERGY CORPORATION

By:
Name:
Title:

By:
Name:
Title:

cc:	Bank of America, N.A.
Energy Finance Department
700 Louisiana St., 8th Floor
Houston, Texas 77002
Attn: Mr. Ronald McKaig
	Telephone:	713-247-7237
	Telecopy:	713-247-7286

[EXHIBIT F TO CREDIT AGREEMENT]

EXHIBIT G

FORM OF

LETTER OF CREDIT APPLICATION

See attached.

[EXHIBIT G TO CREDIT AGREEMENT]

EXHIBIT H

FORM OF

SECURITY AGREEMENT

THIRD AMENDED AND RESTATED SECURITY AGREEMENT

Dated as of June 24, 2014

among

STONE ENERGY CORPORATION

and the other Debtors parties hereto

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent

[EXHIBIT H TO CREDIT AGREEMENT]

TABLE OF CONTENTS

(CONTINUED)

SECTION 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Interpretation	2
1.3	Certain Definitions	2
SECTION 2.	GRANT OF SECURITY INTEREST	6
2.1	Grant of Security Interest	6
2.2	Fraudulent Transfer Laws	7
2.3	Debtors Remain Liable	7
SECTION 3.	REPRESENTATIONS AND WARRANTIES	7
3.1	No Other Liens	8
3.2	Perfected First-Priority Liens	8
3.3	Debtor’s Legal Name; Jurisdiction of Organization; Chief Executive Office	8
3.4	Certain Collateral	8
3.5	Investment Property; No Consents or Approvals Required	9
SECTION 4.	COVENANTS AND AGREEMENTS	9
4.1	Maintenance of Insurance	9
4.2	Maintenance of Perfected Security Interest; Further Documentation; Filing Authorization; Further Assurances; Power of Attorney	9
4.3	Changes in Name, etc	11
4.4	Pledged Securities	11
4.5	Commercial Tort Claims	13
SECTION 5.	LIMITATION ON PERFECTION OF SECURITY INTEREST	13
SECTION 6.	REMEDIAL PROVISIONS	13
6.1	General Interim Remedies	13
6.2	Receivables, Chattel Paper, Instruments and Payment Intangibles	14
6.3	Contracts	14
6.4	Pledged Securities	15
6.5	Foreclosure	16
6.6	Application of Proceeds	16
6.7	Waiver of Certain Rights	16
6.8	Remedies Cumulative	17
6.9	Reinstatement	17

-iii-

TABLE OF CONTENTS

(CONTINUED)

SECTION 7.	MISCELLANEOUS	17
7.1	Amendments	17
7.2	Notices	17
7.3	No Waiver by Course of Conduct; Cumulative Remedies; No Duty	17
7.4	[Reserved]	18
7.5	Successors and Assigns	18
7.6	Set-Off	18
7.7	Counterparts	18
7.8	Severability	18
7.9	Section Headings	18
7.10	Integration; Direct Conflict	18
7.11	GOVERNING LAW	19
7.12	Additional Debtors	19
7.13	Termination; Releases	19
7.14	Amendment and Restatement; Confirmation of Liens	19

SCHEDULES
Schedule 3.3	-	Organization, Location, and Filing Information
Schedule 3.4	-	Certain Collateral
Schedule 3.5(a)	-	Pledged Securities
Schedule 7.2	-	Debtors’ Addresses for Notice

ANNEXES

Annex I	-	Security Agreement Supplement

-iv-

THIRD AMENDED AND RESTATED SECURITY AGREEMENT

This THIRD AMENDED AND RESTATED SECURITY AGREEMENT dated as of June 24, 2014 (this “Agreement”), is among STONE ENERGY CORPORATION, a Delaware corporation (the “Borrower”), any Subsidiary of Borrower party hereto from time to time (the “Subsidiaries Debtors”) (the Borrower and the Subsidiaries Debtors collectively being the “Debtors”) and BANK OF AMERICA, N.A., in its capacity as administrative agent (in such capacity, the “Agent”) for the benefit of the Secured Parties (as defined below).

INTRODUCTION

A. Reference is made to the Third Amended and Restated Credit Agreement dated as of April 26, 2011 (as heretofore amended or otherwise modified, the “Existing Credit Agreement”) among the Borrower, certain financial institutions which are or may become parties thereto, and the Agent.

B. The Existing Credit Agreement is being amended and restated in its entirety pursuant to that certain Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”) among the Borrower, certain financial institutions which are or may become parties thereto, and the Agent.

C. In connection with the Existing Credit Agreement, Borrower has previously executed and delivered the Second Amended and Restated Security Agreement dated as of April 26, 2011 (the “Existing Security Agreement”) between the Borrower and the Agent.

D. It is a condition precedent to the effectiveness of the Credit Agreement and the making of Advances thereunder that the Debtors shall have entered into this Agreement, which shall amend and restate the Existing Security Agreement, in order to secure the Borrower’s obligations under the Credit Agreement, the obligations of the Subsidiaries under any Guaranty, and all other Secured Obligations (as defined below).

In consideration of the credit and other direct and indirect benefits expected to be received in connection with the Credit Agreement, including as a result of the shared identity of interest as members of a combined group of companies, and for other good, valuable, and reasonably equivalent consideration, each Debtor jointly and severally agrees with the Agent as follows:

SECTION 1.

DEFINITIONS

1.1 Defined Terms. Terms defined above and elsewhere in this Agreement shall have their specified meanings. Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. Unless otherwise defined herein or in the Credit Agreement, all terms used herein and defined in the UCC shall have the same definitions herein as specified therein.

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1.2 Interpretation. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Debtor, shall refer to such Debtor’s Collateral or the relevant part thereof. Each Debtor agrees to the terms and provisions of Section 1.2 and 1.3 of the Credit Agreement and such terms and provisions are incorporated herein for all purposes.

1.3 Certain Definitions. The following terms shall have the following meanings:

“Chattel Paper” means all of each Debtor’s present and future chattel paper, including electronic chattel paper.

“Collateral” has the meaning specified in Section 2.1; provided that, for the avoidance of doubt, Collateral shall exclude any Excluded Equity Interests and Excluded Assets.

“Collateral Account” means any deposit account with the Agent which is designated, maintained, and under the control of the Agent in which the Agent has a security interest, and which has been established pursuant to the provisions of this Agreement or another Credit Document for the purposes described in this Agreement, including collecting, holding, disbursing, or applying certain funds, all in accordance with this Agreement.

“Commercial Tort Claims” means all commercial tort claims of any Debtor, including those specified on Schedule 3.4.

“Contracts” means all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) to which any Debtor now or hereafter is bound, or a party, beneficiary or assignee, in any event, including all such contracts, undertakings, or agreements in or under which any Debtor may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Receivable.

“Copyrights” means all of the following now owned or hereafter acquired by any Debtor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country and all extensions and renewals thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Copyright Licenses” means any written agreement naming any Debtor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Accounts” means all deposit accounts, commodity accounts or securities accounts now or hereafter held in the name of any Debtor.

“Document” means any document, including, without limitation, a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

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“Equipment” means all of each Debtor’s present or future owned or leased fixtures and equipment wherever located, including drilling platforms and rigs and remotely operated vehicles, trenchers, and other equipment used by any Debtor for the provision of marine construction services, well operations services, oil and gas production services, or other services, vehicles, motor vehicles, rolling stock, vessels, aircraft, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment) and similar items which relate to the above, together with all parts thereof and all accessions and additions thereto.

“Equity” means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of any Debtor.

“Excluded Assets” means any of the following property or assets of any Debtor: (i) Excluded Equity Interests; (ii) motor vehicles or other assets subject to certificates of title; (iii) commercial tort claims where the amount of the damages claimed by the applicable Debtor is less than $5,000,000; (iv) any lease, license, contract, property right or agreement (or any of its rights or interests thereunder) if and to the extent that the grant of the security interest shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law, constitute or result in (A) the abandonment, invalidation or unenforceability of any material right, title or interest of the applicable Debtor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease license, contract, property rights or agreement; provided, however, that the security interest shall attach immediately at any such time as the restriction resulting in abandonment, invalidation or unenforceability or breach or termination shall be removed or become invalid or any condition thereto (including any consent) shall be satisfied; (v) once paid, any amounts constituting the payment of a dividend or the repurchase or redemption of the shares of the Borrower’s common stock, in each case to the extent such dividend, repurchase or redemption is permitted under Section 6.5 of the Credit Agreement; (vi) Realty Collateral (as such term is defined in the Mortgages); and (vii) assets subject to a Lien securing Capital Leases or purchase money debt obligations, in each case permitted under Section 6.1(c) and 6.2(c) of the Credit Agreement, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Legal Requirement), provided that such asset (x) will be excluded from the Collateral only to the extent and for so long as the consequences specified in this clause (vii) will result and (y) will cease to be excluded from the Collateral and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result.

“Fixtures” means any fixture or fixtures now or hereafter owned or leased by any of the Debtors, or in which any of the Debtors holds or acquires any other right, title or interest, constituting “fixtures” under the UCC.

“General Intangibles” means all general intangibles now owned or hereafter acquired by any Debtor, including all right, title and interest that such Debtor may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof,

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rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, trade secrets, software, data bases, data, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights and intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged stock and Investment Property, rights or indemnification.

“Instruments” means all of each Debtor’s instruments, including all promissory notes and other evidences of indebtedness, including intercompany instruments, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means all intellectual and similar property of any Debtor of every kind and nature now owned or hereafter acquired by any Debtor, including inventions, designs, Patents, Patent Licenses, Trademarks, Trademark Licenses, Copyrights, Copyright Licenses, domain names and domain name registrations, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Investment Property” means all investment property now owned or hereafter acquired by any Debtor, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Debtor, including the rights of any Debtor to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Debtor; (iv) all commodity contracts of any Debtor; and (v) all commodity accounts held by any Debtor.

“Inventory” means all of each Debtor’s present and future inventory, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Debtor for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Debtor’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies, and embedded software. “Inventory” shall also include inventory in joint production with another person, inventory in which any Debtor has an interest as consignor, and inventory that is returned to or stopped in transit by any Debtor, and all combinations and products thereof.

“Letter-of-Credit Rights” means all letter-of-credit rights now owned or hereafter acquired by any Debtor, including rights to payment or performance under a letter of credit, whether or not such Debtor, as beneficiary, has demanded or is entitled to demand payment or performance.

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“Licenses” means any Patent License, Trademark License, Copyright License or other license or sublicense to which any Debtor is a party, including any franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

“Liquid Assets” means all cash and cash equivalents at any time held by any of the Debtors, including all amounts from time to time held in any checking, savings, deposit or other account of any of the Debtors, all monies, proceeds or sums due or to become due therefrom or thereon and all documents (including, but not limited to passbooks, certificates and receipts) evidencing all funds and investments held in such accounts.

“Patents” means all of the following now owned or hereafter acquired by any Debtor: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Debtor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Pledged Securities” means, with respect to each Debtor, (a) all Equity held by such Debtor in any corporations or other entities (including, without limitation, those corporations or other entities described in Schedule 3.5 that are directly held by such Debtor), together with all warrants to purchase, all depositary shares, and all other rights of such Debtor in respect of such Equity, (b) all certificates, instruments or other documents evidencing such Equity and registered or held in the name of, or otherwise in the possession of, such Debtor, and (c) all present and future payments, dividend distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the Equity described in clause (a) above, and all monies due or to become due and payable to such Debtor in connection with or related to such Equity or otherwise paid, issued or distributed in respect of or in exchange therefor (including, without limitation, all proceeds of dissolution or liquidation); provided, however, that, notwithstanding the foregoing, the Pledged Securities shall not include any Excluded Equity Interests.

“Proceeds” means all of each Debtor’s present and future (a) proceeds of the Collateral, whether arising from the collection, sale, lease, exchange, assignment, licensing, or other disposition of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under authority from a Governmental Authority), (c) claims against third parties

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for impairment, loss, damage, or impairment of the value of such Collateral, and (d) any and all proceeds of, and all claims for, any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral, including any credit insurance with respect to Receivables, in each case whether represented as money, deposit accounts, accounts, general intangibles, securities, instruments, documents, chattel paper, inventory, equipment, fixtures, or goods.

“Receivables” means all of each Debtor’s present and future accounts, accounts from governmental agencies, instruments, and general intangibles, including those arising from the provision of services to the customers of any Debtor, and rights to payment under all Contracts, income tax refunds, and other rights to the payment of money, together with all of the right, title and interest of any of the Debtors in and to (a) all security pledged, assigned, hypothecated or granted to or held by any of the Debtors to secure the foregoing, (b) all of any of the Debtors’ right, title and interest in and to any goods or services, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney granted to any of the Debtors for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all credit information, reports and memoranda relating thereto, and (f) all other writings related in any way to the foregoing.

“Records” means all of each Debtor’s present and future books, accounting records, files, computer files, computer programs, correspondence, credit files, records, ledger cards, invoices, and other records primarily related to any other items of Collateral, including without limitation all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of any of the Debtors or any computer bureau from time to time acting for any of the Debtors.

“Secured Obligations” means (a) the Obligations and (b) any increases, extensions, renewals, replacements, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the agreements creating the foregoing obligations, in each case, whether direct or indirect, absolute or contingent.

“Secured Parties” means the Banks, the holders of any Secured Obligations arising under Specified Swap Contracts or Specified Cash Management Agreements, the Issuing Bank, and the Agent.

“State of Organization” means the jurisdiction of organization of each of the Debtors as listed on Schedule 3.3, as the same may be changed in accordance with Section 4.4.

“Supporting Obligations” means all supporting obligations, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Trademarks” means all of the following now owned or hereafter acquired by any Debtor: all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications filed in connection

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therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Debtor of any right to use any Trademark.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

SECTION 2.

GRANT OF SECURITY INTEREST

2.1 Grant of Security Interest. Each Debtor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of such Debtor’s right, title, and interest in and to the following property (the “Collateral”) to secure the payment and performance of the Secured Obligations: (a) all Chattel Paper, all Collateral Accounts, all Commercial Tort Claims, all Contracts, all Deposit Accounts, all Documents, all Equipment, all Fixtures, all General Intangibles, all Instruments, all Intellectual Property, all Inventory, all Investment Property (including without limitation the Pledged Securities, but excluding Excluded Equity Interests), all Letter-of-Credit Rights, all Liquid Assets, all Receivables, all Records, and all Supporting Obligations, (b) any and all additions, accessions and improvements to, all substitutions and replacements for and all products of or derived from the foregoing, and (c) all Proceeds of the foregoing.

To the extent that the Collateral is not subject to the UCC, each Debtor collaterally assigns all of such Debtor’s right, title, and interest in and to such Collateral to the Agent for the benefit of the Secured Parties to secure the payment and performance of the Secured Obligations to the full extent that such a collateral assignment is possible under the relevant law.

Notwithstanding anything to the contrary in the Credit Documents, this Agreement shall not constitute a grant of a security interest in (and the Collateral shall not include) and the other provisions of the Credit Documents with respect to Collateral need not be satisfied with respect to any Excluded Assets. With respect to the Collateral, no control agreements or control arrangements will be required with respect to any Deposit Accounts (other than (i) cash collateral required pursuant to the Credit Documents and (ii) the delivery or control of Pledged Securities to the Agent to the extent required by this Agreement).

2.2 Fraudulent Transfer Laws. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Debtor under this Agreement shall be limited to the extent set forth in Section 3.1 of the Guaranty to which such Debtor is a party.

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2.3 Debtors Remain Liable. Anything herein to the contrary notwithstanding: (a) each Debtor shall remain liable under the Contracts included in the Collateral to the extent set forth therein to perform such Debtor’s obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by the Agent of any rights hereunder shall not release any Debtor from any obligations under the Contracts included in the Collateral; and (c) the Agent shall not have any obligation under the Contracts included in the Collateral by reason of this Agreement, nor shall the Agent be obligated to perform or fulfill any of the obligations of any Debtor thereunder, including any obligation to make any inquiry as to the nature or sufficiency of any payment any Debtor may be entitled to receive thereunder, to present or file any claim, or to take any action to collect or enforce any claim for payment thereunder.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce the Banks to make Advances to the Borrower and to issue Letters of Credit for the account of the Borrower under the Credit Agreement, each Debtor hereby represents and warrants to the Agent, for the benefit of the Secured Parties, that:

3.1 No Other Liens. Each Debtor owns each item of the Collateral free and clear of any and all Liens or claims of others except for Permitted Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (i) such as have been filed in favor of the Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or (ii) such as have been filed with respect to Permitted Liens.

3.2 Perfected First-Priority Liens. To the extent that the filing of a UCC financing statement or fixture filing, or the “control” by Agent of a certificated security or Deposit Account, can be effective to perfect a security interest in the Collateral under the UCC, the security interests granted pursuant to this Agreement (a) will, upon completion of the filing of UCC financing statements describing the Collateral in the offices located in the jurisdictions listed on Schedule 3.3, the filing of UCC fixture filings describing the Fixture Collateral (as defined in the Mortgages) in the mortgage records of any county or parish where such Fixture Collateral is located, the obtaining of “control” by Agent in respect of Deposit Accounts, and the taking of all applicable actions in respect of perfection contemplated by Section 4.4 in respect of Collateral, constitute valid perfected security interests in the Collateral in favor of the Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof and (b) are prior to all other Liens on the Collateral except for Permitted Liens.

3.3 Debtor’s Legal Name; Jurisdiction of Organization; Chief Executive Office. Each Debtor’s exact legal name is set forth on the signature page hereof, and from and after an amendment or modification thereto, on a written notification delivered to the Agent pursuant to Section 4.4. Except as set forth in Schedule 3.3, as of the Effective Date such Debtor has not conducted business under any name other than its current name during the last five years prior to the date of this Agreement. On the Effective Date, such Debtor’s jurisdiction of organization, type of organization, identification number from the jurisdiction of organization (if any), and the location of such Debtor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3.3.

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3.4 Certain Collateral. Except as set forth on Schedule 3.4,

(a) none of the Collateral constitutes, or is the Proceeds of, farm products and none of the Collateral has been purchased for, or will be used by any Debtor primarily for personal, family or household purposes;

(b) such Debtor holds no Commercial Tort Claims with a value in excess of $5,000,000;

(c) such Debtor holds no interest in, title to or power to transfer, any material Patents, material Trademarks, or material Copyrights; and

(d) such Debtor holds no interest in, title to or power to transfer any material Intellectual Property that is registered or for which an application has been filed in the United States Patent and Trademark Office or the United States Copyright Office.

3.5 Investment Property; No Consents or Approvals Required.

(a) Each Debtor is the legal and beneficial owner of the Pledged Securities as set forth on Schedule 3.5(a). The Pledged Securities have been duly authorized, validly issued and are fully paid and non-assessable (other than Pledged Securities consisting of limited liability company interests or partnership interests, which cannot be fully paid and nonassessable) and are not subject to any limitations to purchase or similar rights by any person, and none of the Pledged Securities constitutes margin stock (within the meaning of Regulation U issued by the Federal Reserve Board). Except as set forth on Schedule 3.5(a), the Pledged Securities constitute all of the issued and outstanding Equity of each of the respective issuers thereof and no such issuer has any obligation to issue any additional Equity or rights or options thereto.

(b) Except (x) as may be required in connection with any disposition of any portion of the Pledged Securities by laws affecting the offering and sale of securities generally, and (y) the filing of UCC financing statements and other actions contemplated by Section 3.2, no consent of any Person and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Agreement, (ii) the perfection or maintenance of the security interest created hereby (including the first-priority nature thereof) or (iii) the exercise by the Agent of the rights provided for in this Agreement.

(c) Such Debtor is the record and beneficial owner of, and has good title to the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Permitted Liens.

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SECTION 4.

COVENANTS AND AGREEMENTS

Each Debtor covenants and agrees with the Agent and the Secured Parties that, from and after the date of this Agreement until this Agreement terminates in accordance with Section 7.13(a):

4.1 Maintenance of Insurance. Such Debtor will comply with the provisions of the Credit Agreement governing the maintenance of insurance for any of its assets constituting Collateral.

4.2 Maintenance of Perfected Security Interest; Further Documentation; Filing Authorization; Further Assurances; Power of Attorney.

(a) Subject to Section 5, such Debtor shall maintain the security interest created by this Agreement in the Collateral as a perfected first-priority security interest subject only to Permitted Liens and shall defend such security interest against the claims and demands of all Persons whomsoever other than Persons holding such Permitted Liens.

(b) Such Debtor will furnish to the Agent from time to time statements and schedules further identifying and describing the assets and property of such Debtor and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

(c) Subject in each case to Section 5, each Debtor further agrees to take any other action reasonably requested by the Agent to insure the attachment, perfection and priority of, and the ability of the Agent to enforce, the security interest in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that any Debtor’s signature thereon is required therefor; and (ii) complying with any provision of any statute, law, regulation or treaty of the United States or any other country, including the UCC of any applicable jurisdictions, as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of, or the ability of the Agent to enforce, the security interest in such Collateral.

(d) Each Debtor hereby irrevocably authorizes the Agent at any time and from time to time to file in any applicable jurisdiction in which the Uniform Commercial Code has been adopted and is in effect any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of each Debtor or words of similar effect, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment. Each Debtor agrees to furnish any such information to the Agent promptly upon request. Each Debtor also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

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(e) During the existence of an Event of Default,

(i) At the Agent’s request, each Debtor shall take any actions reasonably requested by the Agent with respect to such Event of Default, including diligently endeavoring to cure any material defect existing or claimed, and taking all reasonably necessary and desirable steps for the defense of any legal proceedings, including the employment of counsel, the prosecution or defense of litigation, and the release or discharge of all adverse claims;

(ii) The Agent, whether or not named as a party to any legal proceedings, is authorized to take any additional steps as the Agent deems necessary or desirable for the defense of any such legal proceedings or the protection of the validity or priority of this Agreement and the security interests, collateral assignments, and other Liens created hereunder, including the employment of independent counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to any Collateral and the payment or removal of prior liens or security interests, and the reasonable expenses of the Agent in taking such action shall be paid by the Debtors; and

(iii) Each Debtor agrees that, if such Debtor fails to perform under this Agreement or any other Credit Document to which such Debtor is a party, the Agent may, but shall not be obligated to, perform such Debtor’s obligations under this Agreement or such other Credit Document, and any reasonable expenses incurred by the Agent in performing such Debtor’s obligations shall be paid by such Debtor. Any such performance by the Agent may be made by the Agent in reasonable reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof. The amount and nature of any expense of the Agent hereunder shall be conclusively established by a certificate of any officer of the Agent absent manifest error, and such amount shall be included in the Secured Obligations.

(f) Each Debtor irrevocably appoints the Agent as such Debtor’s attorney in fact, with full authority to act during the existence of an Event of Default, for such Debtor and in the name of such Debtor, to take any action and execute any agreement which the Agent deems necessary or advisable to accomplish the purposes of this Agreement, including the actions that Agent is expressly authorized to take pursuant to this Agreement (including pursuant to paragraph (e) above), and instituting proceedings the Agent deems necessary or desirable to enforce the rights of the Agent with respect to this Agreement.

4.3 Changes in Name, etc. Such Debtor will not, except upon 30 days’ prior written notice to the Agent or such lesser period to which the Agent may agree in writing, (a) change its type of organization, jurisdiction of organization or other legal structure from that referred to in Section 3.3, (b) change its organizational number if it has one, or (c) change its name. Promptly following such notice to the Agent and before taking any action described in clause (a), (b), or (c) above, such Debtor shall deliver to the Agent all additional approved or executed financing statements and other executed documents reasonably requested by the Agent to maintain the validity, perfection, and priority of the security interests provided for or required herein.

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4.4 Pledged Securities. With respect to Pledged Securities:

(a) If any Debtor shall at any time own or acquire any Pledged Securities which are certificated securities, whether as a stock split, stock dividend, or other distribution with respect to Pledged Securities, or otherwise, such Debtor shall promptly, and in any event within ten (10) Business Days after receipt thereof, deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any Pledged Securities now owned or hereafter acquired by any Debtor are uncertificated securities and are issued to such Debtor or its nominee directly by the issuer thereof, such Debtor shall immediately notify the Agent thereof, and shall take any actions requested by the Agent to enable the Agent to obtain “control” (within the meaning of Section 8-106 of the UCC) with respect thereto.

(b) So long as no Event of Default has occurred and is continuing, each Debtor shall be entitled:

(i) to exercise, in a manner not inconsistent with the terms hereof, the voting power with respect to the Pledged Securities of such Debtor, and for that purpose the Agent shall (if any Pledged Securities shall be registered in the name of the Agent or its nominee) execute or cause to be executed from time to time, at the expense of the Borrower, such proxies or other instruments in favor of such Debtor or its nominee, in such form and for such purposes as shall be reasonably requested by such Debtor, to enable it to exercise such voting power with respect to the Pledged Securities; and

(ii) except as otherwise provided herein or in the Credit Agreement, to receive and retain for its own account any and all payments, proceeds, dividends, distributions, property, assets, or rights to the extent such are permitted pursuant to the terms of the Credit Agreement.

(c) Upon the occurrence and during the continuation of any Event of Default, all rights of each Debtor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 4.4(b) and to receive the payments, proceeds, dividends, distributions, property, assets, or rights that the Debtor would otherwise be authorized to receive and retain pursuant to Section 4.4(b) shall cease, and thereupon the Agent shall be entitled to exercise all voting power with respect to the Pledged Securities and to receive and retain, as Collateral hereunder, any and all payments, proceeds, dividends, distributions, property, assets, or rights at any time declared or paid upon any of the Pledged Securities during such an Event of Default and otherwise to act with respect to the Pledged Securities to the same extent as the applicable Debtor would have been, absent application of this clause (c).

(d) All payments, proceeds, dividends, distributions, property, assets, instruments or rights that are received by each Debtor contrary to the provisions of this Section 4.4 shall be received and held in trust by such Debtor for the benefit of the Agent, shall be segregated by each Debtor from other funds of such Debtor and shall be forthwith paid over to the Agent as Pledged Securities in the same form as so received (with any necessary endorsement).

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(e) If such Debtor is an issuer of Pledged Securities, such Debtor agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) it will comply with instructions received by it pursuant to the terms of Section 4.4(f) with respect to the Pledged Securities issued by it.

(f) Each Debtor hereby authorizes and instructs each issuer of any Pledged Securities pledged by such Debtor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Debtor, and each Debtor agrees that each such issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

4.5 Commercial Tort Claims. If any Debtor shall at any time hold or acquire a Commercial Tort Claim with a value in excess of $5,000,000, such Debtor shall promptly notify the Agent in a writing signed by such Debtor of the brief details thereof and grant to the Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Agent.

SECTION 5.

LIMITATION ON PERFECTION OF SECURITY INTEREST

Notwithstanding anything to the contrary contained above, the perfection of the security interest granted in Section 2 above (except with respect to certificated Pledged Securities) will, prior to the occurrence (and after the waiver or cure) of an Event of Default (and during the continuation of an Event of Default unless the Agent has required that further actions are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement under the applicable Uniform Commercial Code. The perfection of the security interest granted in Section 2 above in certificated Pledged Securities will be effected by filing an appropriate financing statement under the applicable Uniform Commercial Code and by possession by the Agent of the certificates representing such Pledged Securities, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.

SECTION 6.

REMEDIAL PROVISIONS

During the existence of an Event of Default, the Agent may, at the Agent’s option, exercise one or more of the remedies specified elsewhere in this Agreement or the following remedies:

6.1 General Interim Remedies. During the existence of an Event of Default, the Agent may exercise one or more of the following remedies:

(a) To the extent permitted by law, the Agent may exercise all the rights and remedies of a secured party under the UCC.

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(b) The Agent may prosecute actions in equity or at law for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted or for the enforcement of any other appropriate legal or equitable remedy.

(c) The Agent may require any Debtor to promptly assemble any tangible Collateral of such Debtor and make it available to the Agent at a place to be designated by the Agent. The Agent may occupy any premises owned or leased by any Debtor where the Collateral is assembled for a reasonable period in order to effectuate the Agent’s rights and remedies hereunder or under law, without obligation to any Debtor with respect to such occupation.

6.2 Receivables, Chattel Paper, Instruments and Payment Intangibles. During the existence of an Event of Default, the Agent may establish one or more Collateral Accounts for the purpose of collecting the payments due to the Debtors under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles constituting Collateral and holding the proceeds thereof, and may, or may direct the Debtors to, instruct all makers and/or all obligors with respect thereto to make all payments with respect to such Collateral directly to the Agent for deposit into the Collateral Accounts designated by the Agent. After such direction to the Debtors, all payments, whether of principal, interest, or other amounts, under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles constituting Collateral shall be directed to the appropriate Collateral Account. All such payments which may from time to time come into the possession of any Debtor shall be held in trust for the Agent, segregated from the other funds of such Debtor, and delivered to the Agent immediately in the form received with any necessary endorsement for deposit into the appropriate Collateral Account, such delivery in no event to be later than one Business Day after receipt thereof by the applicable Debtor. Each Debtor agrees to execute any documents reasonably requested by the Agent to create any Collateral Account and pledge it to the Agent. In connection with the foregoing, the Agent shall have the right at any time during the existence of an Event of Default to take any of the following actions, in the Agent’s own name or in the name of the applicable Debtor: compromise or extend the time for payment of any payments due with respect to any Instrument or Chattel Paper upon such terms as the Agent may reasonably determine; endorse the name of the applicable Debtor, on checks, instruments, or other evidences of payment with respect to any such Collateral; make written or verbal requests for verification of amount owing on any such Collateral from the maker thereof or obligor thereunder; open mail addressed to such Debtor which the Agent reasonably believes relates to any such Collateral, and, to the extent of checks or other payments with respect to any such Collateral, dispose of the same in accordance with this Agreement; take action in the Agent’s name or the applicable Debtor’s name, to enforce collection of such checks and other payments; and take all other action necessary to carry out this Agreement and give effect to the Agent’s rights hereunder. Costs and expenses incurred by the Agent in collection and enforcement of amounts owed under any Contracts or otherwise with respect to the Receivables, Chattel Paper, Instruments and/or payment intangibles constituting Collateral, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed by the applicable Debtor to the Agent on demand.

[EXHIBIT H TO CREDIT AGREEMENT]

6.3 Contracts. During the existence of an Event of Default, the Agent may, at its option, exercise one or more of the following remedies with respect to the Contracts that constitute Collateral:

(a) (i) take any action permitted under Section 6.2 and (ii) in the place and stead of the applicable Debtor, exercise any other rights of such Debtor under such Contracts in accordance with the terms thereof. Without limitation of the foregoing, each Debtor agrees that under the foregoing circumstances, the Agent may give notices, consents and demands and make elections under such Contracts, modify or waive the terms of such Contracts and enforce such Contracts, in each case, to the same extent and on the same terms as such Debtor might have done. It is understood and agreed that notwithstanding the exercise of such rights and/or the taking of such actions by the Agent, such Debtor shall remain liable for performance of its obligations under such Contracts;

(b) upon receipt by the Agent of notice from any counterparty to any such Contract of such Person’s intent to terminate such Contract, the Agent shall be entitled to (i) cure or cause to be cured the condition giving rise to such Person’s right of termination of such Contract, or (ii) acquire and assume (or assign and cause the assumption by a third party of) the rights and obligations of the applicable Debtor under such Contract; and

(c) upon termination of any Contract by operation of law or otherwise, the Agent shall be entitled to enter into a new agreement (“Successor Agreement”) with the counterparty to such terminated Contract, on the same terms and with the same provisions as such terminated Contract. Each Debtor agrees that such Debtor shall have no rights whatsoever with respect to any Successor Agreement.

6.4 Pledged Securities.

(a) Each Debtor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions and registration requirements contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.

(b) Each Debtor agrees to use its best efforts to do or cause to be done all such other acts (other than preparation and filing of a registration statement) as may be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 6.4 valid and binding and in compliance with any and all other applicable Legal Requirements. Each Debtor further agrees that a breach of any of the covenants contained in this Section 6.4 will

[EXHIBIT H TO CREDIT AGREEMENT]

cause irreparable injury to the Agent and the Secured Parties, that the Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.4 shall be specifically enforceable against such Debtor, and such Debtor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

6.5 Foreclosure.

(a) During the existence of an Event of Default, the Agent may foreclose on the Collateral in any manner permitted by the courts of or in the State of New York or the jurisdiction in which any Collateral is located. If the Agent should institute a suit against any Collateral or any Debtor for the collection of the Secured Obligations and for the foreclosure of this Agreement, the Agent may at any time before the entry of a final judgment dismiss the same, and take any other action permitted by this Agreement.

(b) To the extent permitted by law, the Agent may exercise all the foreclosure rights and remedies of a secured party under the UCC during the existence of an Event of Default. In connection therewith, the Agent may sell any Collateral at public or private sale, at the office of the Agent or elsewhere, for cash or credit and upon such other terms as the Agent deems commercially reasonable. The Agent may sell any Collateral at one or more sales, and the security interest granted hereunder shall remain in effect as to the unsold portion of the Collateral. Each Debtor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, each Debtor hereby deems ten days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if any portion of the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of the Agent, the Agent shall have the right to cause subsequent sales to be made hereunder. Any statements of fact or other recitals made in any bill of sale, assignment, or other document representing any sale hereunder, including statements relating to the occurrence of an Event of Default, acceleration of the Secured Obligations, notice of the sale, the time, place, and terms of the sale, and other actions taken by the Agent in relation to the sale may be conclusively relied upon by the purchaser at any sale hereunder. The Agent may delegate to any agent the performance of any acts in connection with any sale hereunder, including the sending of notices and the conduct of the sale.

6.6 Application of Proceeds. Unless otherwise specified herein, any cash proceeds received by the Agent from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by the Agent hereunder may be, at the reasonable discretion of the Agent (i) held by the Agent in one or more Cash Collateral Accounts as cash collateral for the Secured Obligations or (ii) applied in the order specified in Section 7.7 of the Credit Agreement.

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6.7 Waiver of Certain Rights. To the full extent each Debtor may do so under applicable law, such Debtor shall not insist upon, plead, claim, or take advantage of any law providing for any appraisement, valuation, stay, extension, or redemption, and such Debtor hereby waives and releases the same, and all rights to a marshaling of the assets of such Debtor, including the Collateral of such Debtor, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. Such Debtor shall not assert any right under any law pertaining to the marshaling of assets, sale in inverse order of alienation, the administration of estates of decedents or other right to defeat, reduce, or otherwise adversely affect in any respect the rights of the Agent under the terms of this Agreement.

6.8 Remedies Cumulative. The Agent’s remedies under this Agreement and the Credit Documents to which any Debtor is a party shall be cumulative, and no delay in enforcing this Agreement and the Credit Documents to which any Debtor is a party shall act as a waiver of the Agent’s rights hereunder.

6.9 Reinstatement. The obligations of each Debtor under this Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Secured Obligations is rescinded or otherwise must be restored or returned by the Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Debtor or any other obligor or otherwise, all as though such payment had not been made.

SECTION 7.

MISCELLANEOUS

7.1 Amendments. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement. No consent of any holder of Secured Obligations arising under a Specified Swap Contract or Specified Cash Management Agreements (in each case, except in such Person’s capacity as a Bank, if applicable) shall be required for any waiver, amendment, supplement or other modification to this Agreement.

7.2 Notices. All notices, requests and demands to or upon the Agent or any Debtor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement. All notices, requests and demands hereunder to any Debtor shall be given to it at its address or telecopy number provided on Schedule 7.2 or at such other address in the United States as may be specified by such Debtor in a written notice delivered to the Agent in accordance with Section 9.2 of the Credit Agreement.

7.3 No Waiver by Course of Conduct; Cumulative Remedies; No Duty. No failure to exercise, nor any delay in exercising, on the part of the Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Agent would otherwise have on any future occasion. The rights and remedies provided herein and in the other Credit Documents are cumulative, may be exercised singly or concurrently and are not exclusive

[EXHIBIT H TO CREDIT AGREEMENT]

of any other rights or remedies provided by law. The powers conferred on Agent under this Agreement are solely to protect Agent’s rights under this Agreement and shall not impose any duty upon it to exercise any such powers. Except as elsewhere provided hereunder, Agent shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.

7.4 [Reserved].

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Debtor and shall inure to the benefit of the Agent and the Secured Parties and their successors and assigns; provided that no Debtor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.

7.6 Set-Off. Each Debtor hereby irrevocably authorizes the Agent and each Bank at any time and from time to time upon the occurrence and during the continuation of any Event of Default, without prior notice to such Debtor or any other Debtor, any such notice being waived by such Debtor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the respective Debtor against any and all Obligations owing to such Bank under the Credit Agreement, the Guaranties, or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand for payment and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Any such set-off shall be subject to the notice requirements of Section 7.4 of the Credit Agreement; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

7.7 Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement.

7.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

7.10 Integration; Direct Conflict. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the

[EXHIBIT H TO CREDIT AGREEMENT]

subject matter hereof. In the event of a direct conflict between this Agreement and the Credit Agreement, the Credit Agreement shall control; provided, however, the parties understand and agree that this Agreement sets forth additional covenants, obligations and rights and the parties will use all reasonable efforts to construe the provisions and covenants in this Agreement as not being in direct conflict with the Credit Agreement.

7.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

7.12 Additional Debtors. Each Subsidiary of the Borrower that is required to become a party to this Agreement after the date hereof pursuant to Section 5.9 of the Credit Agreement shall become a Debtor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an instrument in the form of Annex I hereto.

7.13 Termination; Releases.

(a) This Security Agreement and the security interest created hereby shall terminate when all the Secured Obligations have been paid in full in cash and all commitments of each of the Secured Parties to the Debtors have been fully and finally terminated, at which time the Agent shall execute and deliver to the Debtors or the Debtors’ designee, at the Debtors’ expense, all Uniform Commercial Code termination statements and similar documents which the Debtors shall reasonably request from time to time to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.13(a) shall be without recourse to or warranty by the Agent.

(b) Any Debtor other than the Borrower shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of such Debtor shall be automatically released in the event that all the Equity of such Debtor shall be sold, transferred or otherwise disposed of to a person that is not an Affiliate of the Borrower in accordance with the terms of the Credit Agreement; provided that, to the extent required by the Credit Agreement, the Majority Banks or, if required by the terms of the Credit Agreement, such other requisite number of Banks, shall have consented to such sale, transfer or other disposition and the terms of such consent did not provide otherwise. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Debtor in a transaction permitted by the Credit Agreement the security interest created hereby in any Collateral that is so sold, transferred or otherwise disposed of shall automatically terminate and be released upon the closing of such sale, transfer or other disposition, and such Collateral shall be sold free and clear of the Lien and security interest created hereby; provided, however, that such security interest will continue to attach to all proceeds of such sales or other dispositions. In connection with any of the foregoing, the Agent shall promptly execute and deliver to the Debtors or the Debtors’ designee, at the Debtors’ expense, all Uniform Commercial Code termination statements and similar documents that the Debtors shall reasonably request from time to time to evidence such termination. Any execution and delivery of termination statements or documents pursuant to this Section 7.13(b) shall be without recourse to or warranty by the Agent.

(c) No consent of any holder of Secured Obligations arising under a Specified Swap Contract or Specified Cash Management Agreement (in each case, except in such Person’s capacity as a Bank, if applicable) shall be required for any release of Collateral or Debtors pursuant to this Section 7.13.

[EXHIBIT H TO CREDIT AGREEMENT]

7.14 Amendment and Restatement; Confirmation of Liens. This Agreement is an amendment and restatement of the Existing Security Agreement, and supersedes the Existing Security Agreement in its entirety; provided, however, that (i) the execution and delivery of this Security Agreement shall not effect a novation of the Existing Security Agreement but shall be, to the fullest extent applicable, in modification, renewal, confirmation and extension of such Existing Security Agreement, and (ii) the Liens, security interests and other interests in the Collateral (as such term is defined in the Existing Security Agreement, hereinafter the “Original Collateral”) granted under the Existing Security Agreement are and shall remain legal, valid, binding and enforceable with regard to such Original Collateral. Each Grantor party to the Existing Security Agreement hereby acknowledges and confirms the continuing existence and effectiveness of such Liens, security interests and other interests in the Original Collateral granted under the Existing Security Agreement, and further agrees that the execution and delivery of this Security Agreement and the other Credit Documents shall not in any way release, diminish, impair, reduce or otherwise affect such Liens, security interests and other interests in the Original Collateral granted under the Existing Security Agreement.

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow.]

[EXHIBIT H TO CREDIT AGREEMENT]

EXECUTED as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[EXHIBIT H TO CREDIT AGREEMENT]

STONE ENERGY CORPORATION,
a Delaware corporation

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C.,
a Delaware limited liability company
Through its sole member,
STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and Chief Financial Officer

[EXHIBIT H TO CREDIT AGREEMENT]

SCHEDULE 3.3

ORGANIZATION, LOCATION

AND FILING INFORMATION

Entity	Prior Names	Jurisdiction of Formation and Type of Entity	File # in Domestic Jurisdiction	Address of Chief Executive Office
Stone Energy Corporation	Stone Energy Corporation (Rockies)	Delaware Corporation	2329102	625 E. Kaliste Saloom Road Lafayette, Louisiana 70508
Stone Energy Offshore, L.L.C.	Bois d’Arc Properties, LP; Bois d’Arc Energy, Inc.; Bois d’Arc Holdings, LLC; Bois d’Arc Offshore Ltd.; Stone Energy, L.L.C.	Delaware Limited Liability Company	4537731	625 E. Kaliste Saloom Road Lafayette, Louisiana 70508

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SCHEDULE 3.4

CERTAIN COLLATERAL

None.

[EXHIBIT H TO CREDIT AGREEMENT]

SCHEDULE 3.5(a)

PLEDGED SECURITIES

Debtor	Issuer	Type of Interest	Certificate Number	Number of Shares	Percentage of Interests
Stone Energy Corporation	Stone Energy Offshore, L.L.C.	LLC membership interests	N/A	N/A	100%
Stone Energy Corporation	Stone Energy Holdings, L.L.C.	LLC membership interests	N/A	N/A	100%

[EXHIBIT H TO CREDIT AGREEMENT]

SCHEDULE 7.2

DEBTORS’ ADDRESS FOR NOTICE

c/o Stone Energy Corporation

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

Attn: Kenneth H. Beer, Executive Vice President and Chief Financial Officer

Telephone: (337) 237-0410

Facsimile: (337) 521-9980

[EXHIBIT H TO CREDIT AGREEMENT]

Annex I to the

Security Agreement

This SUPPLEMENT NO. [    ] dated as of [                    ] (this “Supplement”), is delivered in connection with the Third Amended and Restated Security Agreement dated as of June 24, 2014 (as amended or otherwise modified from time to time, the “Security Agreement”), among Stone Energy Corporation (the “Borrower”), certain subsidiaries of the Borrower party thereto from time to time (such subsidiaries together with the Borrower, the “Debtors”), and Bank of America, N.A. (“BOA”), as administrative agent (in such capacity, the “Agent”) for the benefit of the Secured Parties (as defined therein).

A. Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Banks”), and the Agent.

B. The Debtors have entered into the Security Agreement as a condition precedent to the effectiveness of the Credit Agreement. Section 7.12 of the Security Agreement provides that additional Subsidiaries of the Borrower may become Debtors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Debtor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Debtor under the Security Agreement.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or, where any such term is not defined in the Security Agreement, the Credit Agreement.

Accordingly, the Agent and the New Debtor agree as follows:

SECTION 1. In accordance with Section 7.12 of the Security Agreement, the New Debtor by its signature below becomes a Debtor under the Security Agreement with the same force and effect as if originally named therein as a Debtor, and the New Debtor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Debtor thereunder and (b) represents and warrants that the representations and warranties made by it as a Debtor thereunder are true and correct on and as of the date hereof. The Schedules to the Security Agreement are hereby supplemented by the Schedules attached hereto with respect to the New Debtor. In furtherance of the foregoing, the New Debtor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Agent, for the benefit of the Secured Parties, a security interest in and lien on all of the New Debtor’s right, title and interest in and to the Collateral of the New Debtor. Each reference to a “Debtor” in the Security Agreement shall be deemed to include the New Debtor.

SECTION 2. The New Debtor represents and warrants to the Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

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SECTION 3. This Supplement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 4. Except as expressly supplemented hereby, the Security Agreement and the Guaranties shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. All communications and notices to the New Debtor under the Security Agreement shall be in writing and given as provided in Section 7.2 of the Security Agreement to the address for the New Debtor set forth under its signature below.

SECTION 7. The New Debtor agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Agent.

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[EXHIBIT H TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the New Debtor and the Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW DEBTOR]

By:
Name:
Title:
Address:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[EXHIBIT H TO CREDIT AGREEMENT]

SCHEDULE 3.3

ORGANIZATION, LOCATION

AND FILING INFORMATION

Entity	Prior Names	Jurisdiction of Formation and Type of Entity	File # in Domestic Jurisdiction	Address of Chief Executive Office

[EXHIBIT H TO CREDIT AGREEMENT]

SCHEDULE 3.5(a)

PLEDGED SECURITIES

Debtor	Issuer	Type of Interests	Certificate Number	Number of Shares	Percentage of Interests

[EXHIBIT H TO CREDIT AGREEMENT]

EXHIBIT I

FORM OF

MORTGAGE COMPLIANCE CERTIFICATE

[date]

Bank of America, N.A., as Agent

700 Louisiana Street, 8th Floor

Houston, Texas 77002

Attention:	Mr. Ronald E. McKaig

Ladies and Gentlemen:

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as the same may be modified from time to time, the “Credit Agreement”), among Stone Energy Corporation (“Borrower”), the banks named therein (“Banks”), and Bank of America, N.A., as administrative agent for the Banks (“Agent”), the defined terms of which are used herein unless otherwise defined herein.

In connection with the delivery of, and based upon the information set forth in, the Oil and Gas Reserve Report with respect to the Borrower’s consolidated Oil and Gas Properties as of [                    ], dated as of [                    ] (the “Applicable Report”), the following sets forth the information and computations required by Section 5.6(c)(iii) of the Credit Agreement as of [                    ]:

1.	Mortgaged Property Value[1] (as set forth in the Applicable Report)	$

2.	Oil and Gas Property Value (as set forth in the Applicable Report)	$

3.	80% of line 2 above	$

4.	[Amount by which the Mortgaged Property Value is less than 80% of the Oil and Gas Property Value (line 3 minus line 1)]	[$	]
[Include the above only if line 1 is less than line 3]

[1]	the Mortgaged Property Value shall not include any Oil and Gas Properties acquired by any Credit Party after the recordation of the Mortgages in the real property records of the jurisdiction where such Oil and Gas Properties are located unless an amendment or supplement to such Mortgages sufficiently describing such after-acquired Oil and Gas Properties has been recorded in such real property records.

[EXHIBIT I TO CREDIT AGREEMENT]

To the Agent and the Banks

c/o Bank of America, N.A.

as Administrative Agent for the Banks

[date]

Each of the undersigned hereby certifies that [the Mortgaged Property Value (as set forth in the Applicable Report) equals or exceeds 80% of the Oil and Gas Property Value (as set forth in the Applicable Report).] [the amount by which the Mortgaged Property Value (as set forth in the Applicable Report) is less than 80% of the Oil and Gas Property Value (as set forth in the Applicable Report) is $        , and the Borrower agrees to take all actions required by Section 5.12 of the Credit Agreement with respect to such difference within the time period required by such Section.] [Select appropriate alternative.]

This certificate is given in my capacity as an officer of the Borrower and not in my individual capacity.

Very truly yours,

Name:
Title:

[EXHIBIT I TO CREDIT AGREEMENT]

EXHIBIT J

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

See attached.

[EXHIBIT J TO CREDIT AGREEMENT]

EXHIBIT K-1

FORM OF

TAX CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stone Energy Corporation, a Delaware corporation, as borrower (the “Borrower”), the Banks party thereto, and Bank of America, N.A., as administrative agent and issuing bank (the “Administrative Agent”).

Pursuant to the provisions of Section 2.13(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advances(s) (as well as any Note(s) evidencing such Advances(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

[EXHIBIT K-1 TO CREDIT AGREEMENT]

EXHIBIT K-2

FORM OF

TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stone Energy Corporation, a Delaware corporation, as borrower (the “Borrower”), the Banks party thereto, and Bank of America, N.A., as administrative agent and issuing bank (the “Administrative Agent”).

Pursuant to the provisions of Section 2.13(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

[EXHIBIT K-4 TO CREDIT AGREEMENT]

EXHIBIT K-3

FORM OF

TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stone Energy Corporation, a Delaware corporation, as borrower (the “Borrower”), the Banks party thereto, and Bank of America, N.A., as administrative agent and issuing bank (the “Administrative Agent”).

Pursuant to the provisions of Section 2.13(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

[EXHIBIT K-3 TO CREDIT AGREEMENT]

EXHIBIT K-4

FORM OF

TAX CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Stone Energy Corporation, a Delaware corporation, as borrower (the “Borrower”), the Banks party thereto, and Bank of America, N.A., as administrative agent and issuing bank (the “Administrative Agent”).

Pursuant to the provisions of Section 2.13(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advances(s) (as well as any Note(s) evidencing such Advances(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advances(s) (as well as any Note(s) evidencing such Advances(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

[EXHIBIT K-4 TO CREDIT AGREEMENT]